Exhibit 2.1

PURCHASE AND SALE AGREEMENT

AMONG

RISE ENERGY PARTNERS, LP

(“SELLER”),

AND

MEMORIAL PRODUCTION OPERATING LLC

(“BUYER”)

DATED AS OF NOVEMBER 19, 2012

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

A.	Leases
B.	Wells
C.	Platforms
D.	Contracts (Operating Assets)
E.	Surface Rights
F.	Overriding Royalty Assets
G.	Pipelines
H.	Contracts (Non-Operating Assets)
I.	Transferred Assets
J.	Hedges
K.	Allocation Schedule
L.	Form of Mutual Release
M-1.	Form of Seller Note (with right of setoff)
M-2.	Form of Seller Note (without right of setoff)
N.	Form of Assignment
O.	Form of Indemnity Escrow Agreement
P.	Form of Transition Services Agreement
Q.	Form of Assumption Agreement

SCHEDULES

Schedule 4.7	Governmental Approvals
Schedule 4.8	Litigation
Schedule 4.9	Liens on Equity Assets
Schedule 4.10	Insurance
Schedule 4.11	Liens on the Assets
Schedule 4.14	Rights to Production
Schedule 4.24	Taxes and Assessments
Schedule 4.26(a)	AFEs in Excess of $100,000
Schedule 4.29	Capitalization
Schedule 4.32(a)	Liabilities
Schedule 4.32(b)	Indebtedness
Schedule 4.32(f)	Capital Expenditures
Schedule 4.33(a)	Company Employees and Contractors
Schedule 4.34(a)	Employee Plans
Schedule 4.34(i)	Employee Plans—Certain Payments
Schedule 4.35	Bank Accounts
Schedule 4.36	Affiliate Transactions
Schedule 6.9	Change of Control Payments
Schedule 9.2(f)	Resigning Persons
Schedule 9.2(g)	Releasing Persons
Schedule 11.2(e)	Additional Indemnification Matters

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is dated as of November 19, 2012, by and among Rise Energy Partners, LP, a Texas limited partnership (“Seller”), and Memorial Production Operating LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes collectively referred to herein as “Parties” and individually referred to as a “Party.”

RECITALS

1. Seller owns beneficially and of record all of the issued and outstanding Equity Interests (defined herein) (the “Company Interests”) of Rise Energy Operating, LLC, a Delaware limited liability company (the “Company”).

2. As a result of owning the Company Interests, Seller (i) beneficially owns through the Company 100% of the equity in Rise Energy Minerals, LLC, a Delaware limited liability company (“Rise Energy Minerals”), Rise Energy Beta, LLC, a Delaware limited liability company (“Rise Energy Beta”), and Beta Operating Company, LLC, a Delaware limited liability company (“Beta Operating”) and (ii) beneficially owns through both the Company and Rise Energy Beta, 51.75% of the equity in San Pedro Bay Pipeline Company, a California corporation (“San Pedro Bay” and, together with the Company, Rise Energy Minerals, Rise Energy Beta and Beta Operating, the “Company Entities”).

3. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Company Interests, in the manner and upon the terms and conditions hereafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Definitions. The following capitalized terms have the meanings given such terms below or elsewhere in this Agreement as set forth below.

“AFE” means authorization for expenditure, including any notification of expenditure (“NOE”).

“Affiliate” means, with respect to any specified Person, another Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided, however, that in no event shall Buyer or any Person that it controls be deemed to be an “Affiliate” of Seller, Seller’s general partner, or Seller’s direct or indirect subsidiaries for purposes of this Agreement. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, directly or indirectly, to direct the management or policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” means this Purchase and Sale Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Allocated Value” is defined in Section 3.2.

“Allocation Schedule” is defined in Section 3.2.

“Assets” is defined in Section 2.2(a)(i).

“Assignment” is defined in Section 9.2(a).

“Assumption Agreement” is defined in Section 9.2(j).

“Balance Sheet Date” is defined in Section 4.31.

“Bankruptcy Plan” means the Plan of Reorganization under the Bankruptcy Code for Pacific Energy Resources Ltd. (“PERL”) that was confirmed by an order dated December 15, 2010 (the “Confirmation Order”) in PERL’s bankruptcy proceedings in the United States Bankruptcy Court for the District of Delaware (Case No. 09-10785) (the “Chapter 11 Case”).

“Beta Operating” is defined in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are authorized or required by law to be closed for business in New York, New York or Houston, Texas.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Costs and Expenses” means (i) the aggregate amount of fees, costs and expenses incurred by or on behalf of Buyer and its Affiliates in connection with the transactions contemplated hereby, including the costs and expenses associated with their attorneys and accountants working on its matters, their due diligence review and (ii) the aggregate amount of fees, costs and expenses incurred (a) by or on behalf of Buyer and its Affiliates, (b) by Seller or any Company Entity in obtaining any third party consents, including from Governmental Authorities, required hereunder (pre or post-Closing), making any filings with Governmental Authorities required hereunder (pre or post-Closing), preparing (at Buyer’s request) any financial statements or related information for filing by Buyer or its Affiliate with the SEC and (c) by Seller as out-of-pocket expenses pursuant to Section 6.3.

“Buyer Indemnitees” means Buyer and its Affiliates (which includes the Company Entities at and after the Closing Date), together with its and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns.

“Capital Projects” means those capital projects described on Schedule 4.26(a).

“CERCLA” is defined in the definition of “Environmental Laws.”

“Chapter 11 Case” is defined in the definition of “Bankruptcy Plan.”

“Closing” is defined in Section 9.1.

“Closing Date” is defined in Section 9.1.

“COBRA” is defined in Section 4.34(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) any option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right, or other Contract that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or any Equity Interest owned by a Person; (c) any statutory pre-emptive right or pre-emptive right granted under a Person’s Organizational Documents; and (d) any stock appreciation right, phantom stock, profit participation, or other similar right with respect to a Person.

“Commonly Controlled Entity” is defined in Section 4.34(a).

“Company” is defined in the Recitals.

“Company Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of October 26, 2011, among the Company, as Borrower, BNP Paribas, as Administrative Agent, and the Lenders party thereto.

“Company Employees” is defined in Section 4.33(a).

“Company Entities” is defined in the Recitals.

“Company Entity Records” is defined in Section 2.2(d)(ii).

“Company Interests” is defined in the Recitals.

“Company Releases” is defined in Section 9.3(e).

“Confirmation Order” is defined in the definition of “Bankruptcy Plan.”

“Conflicts Committee” means the conflicts committee of the board of directors of Memorial Production Partners GP LLC.

“Contract” means any written (or, to the extent of Seller’s Knowledge, oral) agreement, contract, obligation, promise, understanding or undertaking that is legally binding and (a) under which any Company Entity has or may acquire any rights, (b) under which any Company Entity has or may become subject to any Liability, or (c) by which any Company Entity or any of the assets owned or used by such entity is or may become bound.

“Deductible” is defined in Section 11.3(b).

“Defensible Title” means such title to each Asset that, subject to and except for Permitted Encumbrances:

(a) With respect to any Property, entitles the applicable Company Entity to receive and retain, without suspension, reduction, or termination, not less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Property throughout the life of such Property, except for any decrease (i) caused by actions of any Governmental Authority after the date hereof that concern pooling, unitization, communitization, or spacing matters or (ii) caused by a Company Entity or its successors or assigns after the Closing Date;

(b) With respect to any Property, obligates the applicable Company Entity to bear costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons from such Property in an amount not greater than the Working Interest set forth in Exhibit A or Exhibit B for such Property throughout the life of such Property, except for any increase (i) accompanied by a proportionate increase in the corresponding Net Revenue Interest for such Property, (ii) caused by actions of any Governmental Authority after the date hereof that concern pooling, unitization, communitization, or spacing matters or (iii) caused by a Company Entity or its successors or assigns after the Closing Date;

(c) With respect to Assets other than Properties, is defensible;

(d) Is not subject to an adverse claim that would interfere materially with the ownership, use, operation or value of the Assets; and

(e) Is free and clear of encumbrances, liens and defects.

“Effective Time” means 12:01 a.m. Los Angeles, California time on September 1, 2012.

“Employee Pension Plans” is defined in Section 4.34(a).

“Employee Plans” is defined in Section 4.34(a).

“Employee Welfare Plans” is defined in Section 4.34(a).

“Environmental Laws” means all laws, statutes, ordinances, court decisions, rules and regulations and Permits of or issued by any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resources Conservation and Recovery Act (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendment and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and comparable state and local laws, but excluding all laws, orders, rules, and regulations of the California Division of Oil, Gas & Geothermal Resources as relating to spacing, density, setbacks, specifications or grades for equipment or materials (including drilling mud or fluid), well integrity or construction, the prevention of physical or economic waste, or the protection of correlative rights in Hydrocarbons, and, in each case, any cause of action or other rights in favor of third Persons arising therefrom, or relating thereto.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Facilities” is defined in Section 2.2(a)(iv).

“Financial Statements” is defined in Section 4.31.

“Fundamental Representations” means the representations and warranties made by Seller in Sections 4.1, 4.2 (other than subsection (iii) thereof), 4.3, 4.4, 4.6(a) and (c), 4.9, 4.29, and 4.41(a).

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any federal, state, local, tribal, or foreign government, or any court of competent jurisdiction, regulatory or administrative agency, commission, or other governmental authority that exercises jurisdiction over any of the Assets.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “solid waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant,” and includes any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, and, to the extent defined, listed, designated or regulated under Environmental Laws, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“Hedges” means the hedging agreements set forth on Exhibit J.

“HIPAA” is defined in Section 4.34(k).

“Hydrocarbons” means oil, gas, minerals, and other gaseous and/or liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Properties.

“Imbalances” means over-production or under-production or over-delivery or under-delivery with respect to Hydrocarbons produced from the Properties, regardless of whether the same arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or any other location, including any imbalances under gas balancing or similar agreements, production handling agreements, processing agreements, and/or gathering or transportation agreements.

“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of any Company Entity, whether or not represented by bonds, debentures, notes, or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases, or otherwise; (b) all deferred payment obligations of the Company Entities for the purchase price of property or assets purchased (other than current accounts payable incurred in the Ordinary Course of Business and on paid purchase orders entered into in the Ordinary Course of Business); (c) all obligations of the Company Entities to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a Liability on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of the Company Entities with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of the Company Entities; (e) all obligations secured by any Lien, other than Permitted Encumbrances, existing on properties owned by any Company Entity, whether or not indebtedness secured thereby is owed by a Company Entity; (f) all guaranties, endorsements (other than endorsements of negotiable instruments in the Ordinary Course of Business), assumptions, and other contingent obligations of the Company Entities in respect of, or to purchase, or to otherwise acquire, indebtedness of others; (g) all premiums, penalties, fees, expenses, breakage costs, and change of control payments (other than to employees of Company Entities) required to be paid or offered in respect of any of the foregoing on prepayment as a result of the consummation of the transactions contemplated by this Agreement or in connection with any lender consent; and (h) all of the Company Entities’ obligations of the types referred to in clauses (a) through (g) of this definition, whether interest bearing or otherwise, owed to Seller and/or any Affiliate of Seller. “Indebtedness” does not include any Obligation associated with the Hedges or the ISDAs or the novation or termination of the Hedges.

“Indemnity Cap” is defined in Section 11.3(c).

“Indemnity Claim” is defined in Section 11.4.

“Indemnity Escrow Agent” means Wells Fargo Bank, National Association or, if unavailable, another escrow agent reasonably acceptable to both Parties.

“Indemnity Escrow Agreement” means an escrow agreement between the Parties and the Indemnity Escrow Agent substantially similar to that attached as Exhibit O.

“Indemnity Escrow Amount” means the amount (if any) placed in escrow pursuant to the Indemnity Escrow Agreement.

“Indemnified Officer and Director” is defined in Section 6.7.

“Indemnified Party” is defined in Section 11.4(a).

“Indemnifying Party” is defined in Section 11.4(a).

“Information” is defined in Section 6.2.

“ISDAs” means those International Swap Dealers Association Master Agreements, schedules and amendments thereto, as set forth in more detail in Exhibit D and H.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

“Leases” is defined in Section 2.2(a).

“Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, Obligations, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Lien” means any mortgage, lien, pledge, security interest or other charge or encumbrance, any financing lease having substantially the same economic effect as any of the foregoing, any assignment of the right to receive income, or any other type of preferential arrangement. “Lien” does not include the Hedges or any contract right relating thereto.

“Losses” means any and all losses, damages, Obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“Material Adverse Effect” means any event, occurrence or circumstance that has resulted in (a) a material adverse change in or a material adverse effect on the ability of Seller to perform any of the obligations of Seller in connection with the consummation of the transactions contemplated by this Agreement or (b) a material adverse change in or a material adverse effect on the business, operations, Assets and properties, Liabilities (actual or contingent), or condition (financial or otherwise) of the Company Entities, taken as a whole; provided, however, that a Material Adverse Effect shall not include such material adverse changes or material adverse effects to the extent resulting from (i) changes in general local, domestic, foreign or international economic conditions that in any case do not disproportionately affect the Company Entities, (ii) changes generally applicable to the oil and gas industry in any area or areas where the Properties are located that in any case do not disproportionately affect the Company Entities, (iii) civil unrest or similar disorder or terrorist acts that in any case do not disproportionately affect the Company Entities, (iv) changes in Laws that in any case do not disproportionately affect the Company Entities or (v) the announcement of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

“Material Agreements” means, to the extent binding on any of the Assets or any Company Entity, any Contract, other than the instruments constituting the Leases, which is one or more of the following types:

(a) A Contract with Seller or any Affiliate of Seller;

(b) A Contract for the sale, purchase, exchange, or other disposition of Hydrocarbons which are not cancelable without penalty on 60 days prior written notice;

(c) A Contract to sell, lease, farmin, farmout, exchange, or otherwise dispose of all or any part of the Assets (including contracts containing rights of first refusal, rights of first offer, or put or call rights, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease);

(d) A joint operating agreement, unit operating agreement, unit agreement, or other similar agreement;

(e) A non-competition agreement or any agreement that purports to restrict, limit, or prohibit any Company Entity from engaging in any line of business or the manner in which, or the locations at which, any Company Entity conducts business, including area of mutual interest agreements, or that would obligate any Company Entity after the date hereof to sell any interest in any Asset(s), purchase any leasehold interest or other asset, or employ and pay for a drilling rig;

(f) A Contract for the gathering, treatment, processing, storage, or transportation of Hydrocarbons;

(g) An indenture, mortgage or deed of trust, loan, credit or note purchase agreement, sale-lease back agreement, guaranty, bond, letter of credit, or similar financial agreement;

(h) A Contract for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by the applicable Company Entity without penalty on no more than 60 days notice;

(i) A Contract that involves performance of services (other than as an employee) or delivery of goods or materials by or to any Company Entity of an amount or value in excess of $100,000 determined on an annual basis;

(j) A Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any Company Entity in excess of $100,000 determined on an annual basis;

(k) A personal property lease or installment and conditional sales agreement having a value per item or aggregate payments in excess of $100,000 determined on an annual basis;

(l) A joint venture, partnership and other Contract (however titled) involving a sharing of profits, losses, costs or Liabilities by any Company Entity with any other Person and Contracts providing for commissions based on sales or purchases of or by any Company Entity;

(m) A Contract that pertains to the acquisition of material Property by any Company Entity;

(n) A Contract that pertains to the ongoing provision of drilling services to any Company Entity;

(o) A lease (other than a Lease) under which any Company Entity is the lessor or the lessee of real or personal property which lease (i) cannot be terminated by such Company Entity without penalty or payment upon 60 or fewer days notice or (ii) involves an annual base rental of more than $100,000;

(p) A Contract (other than the Organizational Documents of the Company Entities) granting any Person registration, purchase or sale rights with respect to any Company Interest or other Equity Interest of any Company Entity;

(q) A bond, letter of credit, guaranty or similar instrument issued by any Company Entity, Seller or any of its Affiliates and required by contract or applicable Law to be posted or otherwise tendered in order to own and/or operate any of the Assets;

(r) An employment Contract of a Company Entity that cannot be terminated at the will of the Company Entity without Liability to the Company Entity that is a party to such Contract, or a Contract for contract pumping services;

(s) A seismic or geophysical Contract;

(t) A software license or any other license agreement related to intellectual property which involves expenditures of any Company Entity in excess of $25,000 determined on an annual basis; or

(u) Any other Contract that is material to any Company Entity.

“Multiemployer Plan” is defined in Section 4.34(a).

“Net Revenue Interest” means, with respect to any Property, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Property after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

“NOE” is defined in the definition of AFE.

“Non-Operating Assets” is defined in Section 2.2(d).

“Non-Setoff Seller Note” is defined in Section 3.1.

“Obligations” means duties, liabilities, and obligations, whether vested, absolute, or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise.

“Operating Assets” is defined in Section 2.2(a).

“Ordinary Course of Business” means, with respect to any action taken by a Person:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person and are consistent with reasonably prudent offshore California oilfield practices.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement, shareholder agreement and/or similar organizational document or agreement, as applicable of such Person.

“Other Plan” is defined in Section 4.34(a).

“Overriding Royalty Assets” is defined in Section 2.2(b).

“Party” and “Parties” are defined in the preamble of this Agreement.

“Permits” means all permits, licenses, approvals and consents from appropriate Governmental Authorities necessary to conduct operations on or with respect to the Assets.

“Permitted Encumbrances” means:

(a) The terms and conditions of the Leases and other instruments of record relating to the Wells, including lessor’s royalties, overriding royalties, net profits, carried interests, reversionary interests and similar burdens (payable or in suspense) to the extent that such terms and conditions do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Property below that set forth on Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth on Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(b) Liens for current period Taxes, or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, adequate cash reserves for which are maintained in accordance with GAAP;

(c) All rights to consent by, required notices to, filings with, or other actions by a Governmental Authority, in connection with transactions contemplated by this Agreement if the same are customarily obtained after transactions of this nature;

(d) Conventional rights of reassignment triggered by a Company Entity’s express indication of its intention to release or abandon its interest prior to expiration of the primary term or other termination of such interest;

(e) Easements, rights of way, servitudes, permits, surface leases, plat restrictions, zoning Laws, building and other land use Laws and other similar rights with respect to surface operations, on, over, or in respect of any Asset, or restrictions on access thereto, that do not materially interfere with or impair the exploration, development, ownership and/or operation of the affected Asset;

(f) Rights of tenants-in-common in and to any Property;

(g) The terms and conditions of the Material Agreements listed on Exhibit D and H, to the extent the same do not, individually or in the aggregate, reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(h) Materialmens’, mechanics’, operators’ or other similar liens arising in the Ordinary Course of Business incidental to operation of the Assets (including pursuant to the Leases, any applicable operating agreements, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase contracts and all of the Contracts listed on Exhibit D and H) if such liens and charges have not yet become delinquent or if their validity is being contested in good faith by appropriate action and, in each case, adequate cash reserves for the payment thereof are maintained in accordance with GAAP;

(i) Preferential rights to purchase, consents to assignment or similar agreements (i) with respect to which waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby or (ii) with respect to which required notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(j) Third party consents or similar agreements (i) with respect to which waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby or (ii) with respect to which required notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights, request for further information about the transactions contemplated by this Agreement or any Party to this Agreement, or other objection to the transactions contemplated by this Agreement;

(k) Errors or omissions in documents related to the Assets caused by oversights in drafting, executing, or acknowledging that (i) a prudent operator, when applying industry standards, would regard as immaterial, (ii) do not affect and have not historically affected the operations of or production from the Assets, and (iii) do not reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(l) Defects or irregularities of title as to which the relevant statute(s) of limitations or prescription would be reasonably expected to bar any attack or claim against the applicable Company Entity’s title;

(m) Imbalances, whether resulting from overproduction or underproduction, and plugging and surface restoration obligations;

(n) Defects or irregularities resulting from or related to probate proceedings or the lack thereof that have been outstanding for ten years or more;

(o) The terms and conditions of unitizations, communitizations, poolings and pooling agreements, joint operating agreements and production sales agreements to the extent that such terms and conditions (other than the non-consent provisions of joint operating agreements) do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Property below that set forth on Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth on Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(p) Rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, regulations or orders of such Governmental Authority, except to the extent any of the same have been applied or exercised, individually or in the aggregate, in a manner that operates to reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property; and

(q) Any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset hereunder.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Platforms” is defined in Section 2.2(c).

“Pipeline” is defined in Section 2.2(c).

“Pipeline Assets” is defined in Section 2.2(c).

“Pre-Closing Period” means any Tax period ending before the Closing Date.

“Pre-Closing Tax Returns” is defined in Section 6.6(a)(iii).

“Pre-Effective Period” means any Tax period ending before the Effective Time.

“Preferential Rights” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Properties” is defined in Section 2.2(a)(iii).

“Property Records” is defined in Section 2.2(a)(vi).

“Purchase Price” is defined in Section 3.1.

“RCRA” is defined in the definition of “Environmental Laws.”

“Records” is defined in Section 2.2(d)(ii).

“Remediate” and its syntactical variants mean the implementation and completion of any remedial, removal, response, construction, repair, closure, disposal, restoration, or other corrective actions required under Environmental Laws.

“REOI” means Rise Energy Operating, Inc., a Delaware corporation.

“Rise Energy Beta” is defined in the Recitals.

“Rise Energy Minerals” is defined in the Recitals.

“San Pedro Bay” is defined in the Recitals.

“San Pedro Bay Common Stock” means common stock of San Pedro Bay, par value $1.00 per share.

“Schedule” means any disclosure Schedule attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Financial Statements” is defined in Section 6.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller and Company Transaction Costs and Expenses” means the aggregate amount of fees, costs and expenses incurred by or on behalf of Seller and the Company Entities in connection with the transactions contemplated hereby, including the cost of Seller’s and the Company Entities’ attorneys and accountants working on their matters, but excluding any Buyer Costs and Expenses.

“Seller Indemnitees” means Seller and its Affiliates (other than the Company Entities), together with its and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns.

“Seller Notes” is defined in Section 3.1.

“Seller’s Knowledge” means the actual knowledge (after reasonable investigation) of any fact, circumstance or condition by Dickie Hunter, Steve Liles, or David Cosgrove.

“Setoff Seller Note” is defined in Section 3.1.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Straddle Tax Returns” is defined in Section 6.6(a)(iv).

“Surface Rights” is defined in Section 2.2(a)(viii).

“Tax” means:

(a) federal, state, local, or foreign taxes, charges, fees imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments, and charges of any kind whatsoever;

(b) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (a); and

(c) any liability for any item described in subsections (a) and (b), payable by reason of contract, assumption, transferee liability, operation of Law, or otherwise.

“Tax Return” is defined in Section 4.24.

“Third Party” is defined in Section 11.4.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with the transactions contemplated hereby, other than any consent of, notice to, filing with, or other action by Governmental Authorities in connection herewith, if they are not required prior to the Closing Date or they are customarily obtained subsequent to such transactions (including consents from state agencies).

“Transferred Assets” is defined in Section 2.3.

“Transition Services Agreement” means that certain Services Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit P.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of Treasury Regulations hereafter proposed or adopted.

“Units” is defined in Section 2.2(a)(iii).

“Wells” is defined in Section 2.2(a)(ii).

“Working Interest” means, with respect to any Property, the interest in and to such Property that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, and operations on or in connection with such Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests, and other similar burdens upon, measured by, or payable out of production therefrom.

Section 1.2 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms “herein,” “hereof,” “hereby,” and “hereunder,” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or subdivision in which any such terms may be employed. The terms “include”, “includes”, and “including” shall be deemed to be followed by “without limitation”. The plural shall be deemed to include the singular, and vice versa.

(b) Unless the context of this Agreement clearly requires otherwise, references to Articles, Sections, subsections, Exhibits and Schedules refer to the Articles, Sections, and subdivisions of, and Exhibits and Schedules to, this Agreement.

(c) Any accounting term not otherwise defined herein has the meaning assigned to it under GAAP. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.

(d) The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Each exhibit, attachment, and schedule to this Agreement constitutes a part of this Agreement and is incorporated herein by reference, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

(f) Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

(g) References to any Laws shall be deemed also to include all rules and regulations promulgated thereunder and shall refer to such Laws, rules and regulation as amended from time to time and include any successor legislation thereto as currently in effect or with regard to any violation or alleged violation of Laws, as in effect at the time of such violation or alleged violation.

(h) Any reference to “$” or “dollars” means United States Dollars.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Company Interests, in exchange for the Purchase Price.

Section 2.2 The Assets. As used herein, the term “Assets” means the Operating Assets, the Overriding Royalty Assets, the Pipeline Assets and the Non-Operating Assets on the date hereof as set forth below:

(a) The “Operating Assets” consist of an undivided 51.75% interest in the following:

(i) The oil, gas, and/or mineral leases described on Exhibit A, together with all interests (including carried interests, royalty interests, overriding royalty interests (other than the Overriding Royalty Assets), mineral interests, production payments and net profits interests in such leases or derived from such leases in or to any pools or units that include any lands covered by any such leases or that include any Wells), and a corresponding undivided interest in all tenements, hereditaments, and appurtenances belonging to such leases and such pooled areas or units (collectively, the “Leases”);

(ii) All existing oil and/or gas wells located on the lands covered by such Leases, including those wells (and possible well locations and exploratory prospects) specifically described in Exhibit B, together with all injection and disposal wells on such lands (collectively, the “Wells”);

(iii) The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby, and all other such agreements relating to the Leases and/or the Wells and to the production of Hydrocarbons, if any, attributable to the Leases and/or the Wells (collectively, the “Units,” and, together with the Wells and Leases, the “Properties”);

(iv) The “Ellen,” “Elly” and “Eureka” platforms and their respective related assets and facilities, each as more completely described on Exhibit C (the “Platforms”) and all other production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities used in connection with the

Properties, the Platforms, or the Pipeline to the extent they are not Pipeline Assets (collectively, the “Facilities”);

(v) The Contracts described in Exhibit D;

(vi) All records, files, orders, maps, data, interpretations, seismic data, geological and geographic information, schedules, reports and logs that relate to the Properties’ seismic, engineering, geological, and geophysical data and other records and data relating to the other Operating Assets (collectively, the “Property Records”);

(vii) All rights and benefits arising from or in connection with any Imbalances existing as of the Effective Time;

(viii) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties and/or the Facilities, including those identified on Exhibit E (collectively, “Surface Rights”);

(ix) All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time that have not been sold or used in the Ordinary Course of Business;

(x) All Hydrocarbon inventories produced from or attributable to the Properties that are in storage or existing in stock tanks at the Effective Time, whether produced before, on or after the Effective Time, that have not been sold or used in the Ordinary Course of Business;

(xi) All trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, directly attributable to the Operating Assets with respect to periods of time from and after the Effective Time; and

(xii) All proceeds, accretions, and products of any of the foregoing.

(b) The “Overriding Royalty Assets” consist of those overriding royalty interests listed on Exhibit F.

(c) The “Pipeline Assets” consist of the crude oil pipeline commonly known as the San Pedro Bay Pipeline (the “Pipeline”) and the related assets and facilities, including the Beta Offshore Pump Station, all as more completely described on Exhibit G.

(d) The “Non-Operating Assets” consist of the following:

(i) The Contracts described in Exhibit H;

(ii) All records and data relating to the Company Entities (collectively, the “Company Entities Records,” and together with the Property Records, the “Records”);

(iii) All trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, not directly attributable to the Operating Assets with respect to periods of time from and after the Effective Time;

(iv) All deposits, cash, checks in the process of collection, cash equivalents and funds of the Company Entities at and after the Effective Time; and

(v) All proceeds, accretions, and products of any of the foregoing.

Section 2.3 Transferred Assets. Notwithstanding the foregoing, the following are Transferred Assets, all of which will be transferred by a Company Entity to Seller prior to the Closing Date:

(a) REOI and all of its assets: and

(b) All items listed on Exhibit I.

ARTICLE 3

PURCHASE PRICE

Section 3.1 Purchase Price. In consideration for the conveyance of the Company Interests to Buyer, Buyer shall pay to Seller at Closing $270,609,016 (the “Purchase Price”), which shall be paid entirely in cash or (at Buyer’s sole option) part in cash and part in one or more promissory notes substantially in the forms attached hereto as Exhibits M-1 (the “Setoff Seller Note”) and M-2 (the “Non-Setoff Seller Note” and, collectively with the Setoff Seller Note, the “Seller Notes”), as more specifically set forth in Section 9.3(a).

Section 3.2 Allocation of Purchase Price. The Parties agree that the Purchase Price is allocated among the Assets in the amounts set forth in Exhibit K (the “Allocation Schedule”). The “Allocated Value” for any Asset equals the portion of the Purchase Price allocated to such Asset on the Allocation Schedule. The Pa+rties agree (a) that the Allocated Values, as adjusted pursuant to this Agreement, shall be used by the Parties as the basis for reporting Asset values and other items for purposes of all federal, state and local Tax Returns, including Internal Revenue Service Form 8594, which the Parties shall timely file with the Internal Revenue Service (if required to be filed) and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders or in other documents or notices relating to the transactions contemplated by this Agreement unless required to do so by a final determination as defined in Section 1313 of the Code. The Parties shall confer and cooperate on any revisions to the allocation of the Purchase Price, including reporting any matters that require updating to be consistent with the agreed allocation.

ARTICLE 4

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1 Organization and Standing. Seller is a limited partnership, duly organized, validity existing and in good standing under the Laws of the State of Texas and is duly qualified to carry on its business in the states where the Assets are located. Each Company Entity is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and, except where the failure to be so qualified would not reasonably be expected to adversely affect the ownership and/or operation of the Assets or the consummation of the transactions contemplated by this Agreement, in each State where its Assets are located.

Section 4.2 Legal Power. Seller and each Company Entity has all requisite power and authority to carry on its business as presently conducted, and Seller has all requisite power and authority to execute, deliver and perform this Agreement and all documents required to be executed and delivered by Seller at Closing. The execution, delivery and performance of this Agreement (and such documents) do not violate and are not in conflict with, (i) any material provision of Seller’s or any Company Entity’s Organizational Documents, (ii) any material provision of any Material Agreement to which Seller or any Company Entity is a party or by which Seller or (iii) any Company Entity is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller or any Company Entity or any of their respective Assets.

Section 4.3 Authorization and Enforceability. The execution, delivery and performance by Seller of this Agreement and all documents required to be executed and delivered by Seller at Closing have been duly and validly authorized by all necessary action on the part of Seller. This Agreement constitutes (and, at Closing, such documents shall constitute) Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

Section 4.4 Liability for Broker’s Fees. Neither Seller nor any Company Entity has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Buyer or any Company Entity will have any responsibility. No Company Entity has paid any amount, or accrued or incurred any Obligation to pay for any cost or expense incurred, with respect to any Seller and Company Transaction Costs and Expenses.

Section 4.5 No Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller or any Company Entity by any unaffiliated third Person.

Section 4.6 No Conflicts. The execution, delivery, performance and consummation of this Agreement (and the transactions contemplated hereby) do not and will not:

(a) Violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under the Organizational Documents of Seller or any Company Entity or under any material term or provision of any other written instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other written agreement, instrument or arrangement to which Seller or any Company Entity is a party or by which Seller, any Company Entity or any of the Assets is bound;

(b) Violate, conflict or constitute a breach of any Law by which Seller, any Company Entity or any of the Assets is bound, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any material authorization or Permit that relates to the Assets; or

(c) Result in the creation, imposition or continuation of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting Seller, any Company Entity or the Assets.

Section 4.7 Consents and Approvals. Except as set forth in Schedule 4.7, no material filing or registration with any Governmental Authority and no material Permit is necessary for or in connection with the execution, delivery or performance by Seller of this Agreement (other than existing Permits and other existing approvals).

Section 4.8 Litigation. Except as set forth on Schedule 4.8:

(a) There are no material actions, suits, governmental investigations, written governmental inquiries, claims, disputes or proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller, any Company Entity or any of the Assets, in any court or by or before any Governmental Authority or arbitrator, with respect to any Company Entity or the Assets; and

(b) There is no existing material award, decision, injunction, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority to which any Company Entity or any of its assets or properties is subject.

Section 4.9 Title to Equity Interests. The Company Interests constitute all of the Equity Interests of the Company. Except as set forth in Schedule 4.9, Seller owns (beneficially and of record) all of the issued and outstanding Company Interests, free and clear of all Liens. Except as set forth in Schedule 4.9, the Company owns (beneficially and of record) all of the issued and outstanding Equity Interests of Beta Operating, Rise Energy Beta, and Rise Energy Minerals, in each case free and clear of all Liens. Except as set forth in Schedule 4.9, Rise Energy Beta owns (beneficially and of record) 5,175 shares of San Pedro Bay Common Stock, which constitutes 51.75% of the issued and outstanding San Pedro Bay Common Stock, free and clear of all Liens. San Pedro Bay Common Stock constitutes the only outstanding Equity Interests of San Pedro Bay.

Section 4.10 Insurance. Each Company Entity has, from the Balance Sheet Date through and until the date hereof, maintained at least the insurance coverage described on Schedule 4.10.

Section 4.11 No Liens. Except for Permitted Encumbrances or as set forth on Schedule 4.11, the Company Entities own the Assets free and clear of all Liens.

Section 4.12 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Authority outstanding against any Company Entity or any Asset that would be reasonably expected to materially interfere with the operation of the Assets or impair Seller’s or the Company Entities’ ability to consummate the transactions contemplated by this Agreement.

Section 4.13 Compliance with Law. Each Company Entity’s ownership and operation of its Assets is in material compliance with all applicable Laws. Neither Seller nor any Company Entity has received written notice of a violation of any Law, or any judgment, decree or order of any court, applicable to any Company Entity’s business or operations, that remains uncured. No Company Entity has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of such Company Entity.

Section 4.14 Rights to Production. Except with respect to Imbalances or as set forth on Schedule 4.14, no Person has any call upon, right to purchase or to market, option to purchase or market, or similar rights with respect to any portion of the Hydrocarbons produced from the Assets that is not terminable without penalty on less than three months’ notice.

Section 4.15 Take-or-Pay Arrangements. Neither Seller nor any of the Company Entities has received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that any Company Entity will be obligated after the date hereof to make deliveries of Hydrocarbons produced from the Assets without receiving full payment therefor.

Section 4.16 Material Agreements. All Material Agreements are listed on Exhibits D and H. Each Material Agreement is in full force and effect and represents the legal, valid and binding obligation of each of the parties thereto, enforceable in accordance with its terms (but subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability in considered in a proceeding in equity or at law). No Company Entity is, and (to Seller’s Knowledge) no other party is, in material breach of any Material Agreement. Neither Seller nor any Company Entity has received a written notice of a default or breach with respect to any Material Agreement, and neither Seller nor any Company Entity has delivered a written notice of a default or breach with respect to any Material Agreement. Prior to the date of this Agreement, Seller has made available to Buyer or its representatives true and complete copies of each Material Agreement, each Lease, and all amendments and other modifications thereto.

Section 4.17 Compliance With Leases. Each Company Entity is in material compliance with the Leases to which it is a party, including all express and implied covenants thereunder, and no written demands or written notices of default or non-compliance have been issued to or received by Seller or any Company Entity. Except proceeds attributable to interests being held in suspense in accordance with prudent industry practice, all proceeds of production which any Company Entity is disbursing or is required to disburse to third parties have been and are being accounted for under appropriate division orders, transfer orders or similar documents signed by or otherwise clearly binding on the parties receiving such proceeds and reflecting as to each party the decimal interest of such party.

Section 4.18 Payouts. No Wells are subject to a revision or other adjustment at some level of cost recovery or payout.

Section 4.19 Non-Consent Operations. No Company Entity has elected not to participate in any operation or activity proposed with respect to any Asset which could result in any Company Entity’s interest in such Asset becoming subject to a penalty or forfeiture as a result of such election.

Section 4.20 Royalties and Rentals. All bonuses, delay rentals, minimum royalties and royalties, other than suspended royalties, have been timely paid in accordance with applicable Leases and Laws.

Section 4.21 Permits. Each Company Entity has maintained and is maintaining all material Permits with respect to its Assets. The Assets are in material compliance with applicable Laws, Permits, rules, regulations, ordinances and orders. The Company Entities have all Permits necessary to operate the Assets in all material respects as currently conducted. No event has occurred (including the execution and delivery of this Agreement) which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Permit or the imposition of any (a) restrictions of such a nature as may limit any of the operations of the Company Entities as historically conducted or (b) material fines, costs, or penalties under any Permit. This Section 4.21 does not apply to any environmental Permit or any environmental matter, including matters with respect to Hazardous Materials or Environmental Laws, as such matters are specifically covered solely by Section 4.28.

Section 4.22 Imbalances. As of the date of this Agreement there are, and as of the Effective Time there were, no Imbalances attributable to the Assets.

Section 4.23 Preferential Rights and Transfer Requirements. There are no Preferential Rights, and there are no Transfer Requirements relating to any of the Assets.

Section 4.24 Taxes and Assessments.

(a) Each Tax return, declaration, report, claim for refund or information return or statement relating to Taxes (a “Tax Return”), including any schedule or attachment thereto and including any amendment thereof, required to be filed by any Company Entity has been timely and properly filed, and all material Taxes have been timely and properly paid. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

(b) Such Tax Returns are true and correct in all material respects.

(c) All material Taxes that have become due and payable by a Company Entity have been duly paid.

(d) There are no administrative proceedings or lawsuits pending or, to Seller’s Knowledge, threatened against any Company Entity or the Assets by any Governmental Authority with respect to Taxes.

(e) No Company Entity is subject to any Liability for Taxes under Treasury Regulation § 1.1502-6 (or any similar provision of state or local Law) or as an indemnitor, successor or transferee of any other Person, by contract or operation of law.

(f) Each Company Entity other than San Pedro Bay is, and has at all times since its formation been, an entity properly treated as “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes. San Pedro Bay is, and has at all times since its formation been, properly treated as a corporation for U.S. federal income tax purposes.

(g) No Asset is subject to, and no Company Entity is party to, a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable Law.

(h) There are no Liens on any of the Assets that arose in connection with the failure or alleged failure to pay any Tax, except for Permitted Encumbrances.

(i) All material assets owned by the Company Entities, other than intangible assets, have been properly listed and described on the property tax rolls in the jurisdictions in which such listing and description is required for all periods prior to the date hereof, and no portion of such assets constitutes omitted property for property tax purposes.

(j) Schedule 4.24 contains a list of all jurisdictions (A) in which any Company Entity is required to file a Tax Return, or (B) to which any Tax is properly payable by any Company Entity, and no jurisdiction in which a Company Entity has not filed a specific Tax Return has asserted that such Company Entity is required to file such Tax Return in such jurisdiction.

(k) Each Company Entity has complied in all material respects with all Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld from wages of all employees of such Company Entity and paid over to the proper Governmental Authority all required amounts.

Section 4.25 Assets, Wells and Facilities.

(a) All Wells have been drilled and completed at locations, and within the limits, permitted by all applicable Leases, contracts, and pooling or unit agreements;

(b) No Well is subject to penalties on allowables due to overproduction or any other violation of Law;

(c) There are no Wells or other Facilities that (i) any Company Entity is currently obligated by any Law or Contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with applicable Law;

(d) All currently producing Wells are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and, without limiting the foregoing, do not contain junk, fish, or other obstructions which could reasonably be expected to materially interfere with drilling, completion, and recompletion, stimulation, or other operations on, with respect to, or affecting the ownership and/or operation of the Assets;

(e) The Facilities are in good working order and include all equipment necessary for the operation of the Assets in the Ordinary Course of Business as currently operated by any Company Entity;

(f) The Assets constitute all of the material properties and assets used or held for use by the Company Entities. The Assets listed on Exhibits A, B, C, D, E, F, G, H and J or reflected on the audited balance sheet included in the Financial Statements constitute all of the material assets of the Company Entities (other than, to the extent reflected on such balance sheet, the Transferred Assets). The Company Entities have good and valid title to all personal property included in the Assets.

(g) The Assets include all easements, rights of way, licenses, and authorizations from third parties (including Governmental Authorities) materially necessary to access, construct, operate, maintain, and repair the Assets in the Ordinary Course of Business as currently conducted and in compliance with all applicable Laws and, except for Permitted Encumbrances, the interest of the applicable Company Entity in any such easements, rights of way, licenses or authorizations has not been subleased, licensed or assigned (including collaterally), nor are there any options, purchase rights, rights of first refusal or similar rights that would confer on the holder thereof the right to acquire any Company Entity’s interest therein. Neither Seller nor any Company Entity has received written notice of any condemnation proceedings, land use or eminent domain proceedings of any kind pending or to Seller’s Knowledge, threatened against any of the Assets.

(h) Exhibit B contains a list of all inactive wells located on the Assets.

Section 4.26 Outstanding Capital Commitments.

(a) There are no outstanding AFEs that are binding on the Assets that have since the Effective Time required, or would reasonably be expected to require after the date hereof, individually expenditures by any Company Entity or its successors in interest in excess of $100,000, other than as shown on Schedule 4.26(a).

(b) There are no Leases that (i) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, or (ii) will expire, terminate, or otherwise be materially impaired absent actions (other than continued production in paying quantities) by or on behalf of any Company Entity, within 60 days after the date hereof.

Section 4.27 Absence of Certain Changes. Since the Balance Sheet Date, the business of each Company Entity has been conducted only in the Ordinary Course of Business and there has not been any:

(a) Increase by any Company Entity of any actual, potential or future bonuses, salaries or other compensation to any equityholder, director, officer, manager, member or other equity owner or Company Employee or entry into any employment, severance, change in control, retention, equity compensation or other employment contract with any equityholder, director, officer, manager, member or other equity owner or Company Employee or consultant, except for increases in salary or wages payable or to become payable upon promotion to an office having greater operational responsibilities or otherwise in the Ordinary Course of Business;

(b) Adoption of, or increase in the payments to, or benefits under, or other amendment to any Employee Plan except as required by applicable Law;

(c) Distribution of any cash or other assets of any Company Entity to any owner of any of its Equity Interests as a dividend or other distribution (excluding amounts distributed by a Company Entity to another Company Entity);

(d) Discharge or satisfaction of any Lien, or payment of any Liabilities other than in the Ordinary Course of Business, or failure to pay or discharge when due any Liabilities the failure to pay or discharge of which has caused or may cause any material damage or risk of material loss;

(e) Material damage, destruction or loss to any Company Entity’s assets or properties;

(f) Sale (other than sales of Hydrocarbon production and inventory in the Ordinary Course of Business), lease, transfer, farm-out, or other disposition of any material asset or property of any Company Entity;

(g) Cancellation or waiver of any claims or rights with a value to any Company Entity in excess of $100,000;

(h) Change in the bookkeeping or accounting methods or principles or Tax reporting principles used by any Company Entity;

(i) Election or rescission of any election relating to Taxes or settlement or compromise of any claim relating to Taxes;

(j) Merger or consolidation of any Company Entity with any other Person, or acquisition or disposition of any equity interests or business of any other Person;

(k) Instituting or settlement of any material legal actions, suits or other legal proceedings;

(l) Entry into any Contract (other than this Agreement and any document delivered pursuant to or permitted under this Agreement) by any Company Entity to do any of the foregoing; or

(m) Material Adverse Effect.

Section 4.28 Environmental Matters.

(a) Neither Seller nor any Company Entity has received any written notice of violation of any Environmental Law relating to any Company Entity or the Assets where such violation has not been cured or otherwise remedied;

(b) There has been no disposal since December 30, 2009 offsite from the Assets by the Company Entities or (to Seller’s Knowledge) any of their contractors of any Hazardous Materials other than in accordance with Environmental Laws;

(c) Seller has made available for review by Buyer and its representatives all documents and correspondence in Seller’s or any Company Entity’s possession pertaining to potentially material environmental Obligations associated with the Assets;

(d) To Seller’s Knowledge, no Company Entity is in violation of any Environmental Law;

(e) To Seller’s Knowledge, there has been no release since December 30, 2009 into the environment of any Hazardous Material that could reasonably be expected to cause any Company Entity or any Asset to be subject to a material Remediation obligation pursuant to Environmental Laws;

(f) To Seller’s Knowledge, since December 30, 2009, each Company Entity has maintained all material Permits required under Environmental Law with respect to the Assets; and

(g) To Seller’s Knowledge, no event has occurred which permits, or after the giving of notice or lapse of time or both, would permit, the revocation or termination of any Permit required under Environmental Law.

Notwithstanding anything to the contrary herein, this Section 4.28 contains the sole and exclusive representations and warranties of Seller with respect to any matters arising under any Environmental Laws or related to Hazardous Materials.

Section 4.29 Capitalization of the Company Entities.

(a) Schedule 4.29 sets forth a true and complete list of all of the issued and outstanding Equity Interests of each Company Entity. The Equity Interests of each Company Entity have been duly authorized, are validly issued and are fully paid and, except to the extent otherwise provided under the law of such Company Entity’s jurisdiction, non-assessable and were issued in conformity with the Organizational Documents of each Company Entity and all applicable contracts or Laws and were not issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of the applicable Company Entity or any contract to which any Company Entity is or was a party or by which it is or was otherwise bound. Except for the certificates representing San Pedro Bay Common Stock, there are no certificates representing any of the Equity Interests of any Company Entity. Buyer has been provided with true and complete copies of the Organizational Documents, minute books, membership interest certificate books, membership interest transfer books and equity ledgers of each Company Entity to the extent the same are in existence.

(b) There are no rights or Contracts (including options, warrants, calls and preemptive rights) obligating any Company Entity (A) to issue, sell, pledge, dispose of or encumber any Equity Interest of any Company Entity (excluding the obligation to pledge the Equity Interests of the Company Entities (other than the Company as security in connection with the Company Credit Facility), (B) to redeem, purchase or acquire in any manner any Equity Interests of any Company Entity or (C) to make any dividend or distribution of any kind with respect to the Equity Interests of any Company Entity (or to allow any participation in the profits or appreciation in value of any Company Entity). There are no outstanding or authorized membership interest appreciation, phantom unit, profit participation, or similar rights affecting the Equity Interests of any Company Entity. There are no agreements, instruments, proxies, judgments or decrees, whether written or oral, express or implied, other than this Agreement, relating to the voting of, sale, assignment, conveyance, transfer, delivery, right of first refusal, option or limitation on transfer of any Equity Interests of any Company Entity.

Section 4.30 Other Equity Interests. No Company Entity owns any Equity Interest in any Person other than those described in Section 4.9 and (on the date hereof but not at Closing) REOI.

Section 4.31 Financial Statements. Seller has delivered to Buyer true and complete copies of (a) the audited consolidated financial statements of the Company Entities for the year ended December 31, 2011, including the audited balance sheet of the Company Entities and REOI as of December 31, 2011, (b) the unaudited consolidated financial statements of the Company Entities and REOI for the six months ended June 30, 2012 (the “Balance Sheet Date”), including the unaudited consolidated balance sheet of the Company Entities as of the Balance Sheet Date, and (c) the unaudited consolidated financial statements of the Company Entities (excluding REOI) as of the Effective Time ((a), (b), and (c) collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position, results of operations, cash flows and change in equity of the Company Entities as of and for the periods presented in accordance with GAAP; provided, however, that the unaudited Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes otherwise required by GAAP.

Section 4.32 No Liabilities; Indebtedness.

(a) Except as set forth in Schedule 4.32(a), the Company Entities have no Liabilities that would have been required to be reflected in, reserved against or otherwise described on the Financial Statements or in the notes thereto in accordance with GAAP (it being understood that the unaudited financial statements included therein are subject to normal year-end adjustments and lack footnotes otherwise required by GAAP), that (i) are not reflected on or reserved against in the Financial Statements or the notes thereto or (ii) were not incurred in the Ordinary Course of Business since the Balance Sheet Date. No Company Entity is, or has ever been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(b) Schedule 4.32(b) sets forth a complete and correct list of all Indebtedness (other than that arising under the Company Credit Facility or the ISDAs) of the Company Entities as of the date of this Agreement, identifying the creditor, including name and address, and the type of instrument under which the Indebtedness is owed. With respect to each item of Indebtedness, the Company Entities are not in default and no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by the Company Entities under any item of Indebtedness. The Company Entities have not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. No Company Entity has guaranteed or is responsible or liable for any Indebtedness of any other Person (other than another Company Entity).

(c) No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution, or the advancement of expenses by any Company Employee (other than a claim for reimbursement by the Company Entities, in the Ordinary Course of Business, of travel expenses or other out of pocket expenses of a routine nature incurred by a Company Employee in the course of performing such Company Employee’s duties for the Company Entities) pursuant to: (A) the terms of the Organizational Documents of any Company Entity; (ii) to Seller’s Knowledge, any indemnification agreement or other contract between the Company Entities and any Company Employee; or (iii) any applicable Law.

(d) To Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Liability of the Company Entities to any current, former, or alleged Equity Interest owner in such Person’s capacity (or alleged capacity) as an Equity Interest owner thereof.

(e) To Seller’s Knowledge, no event has occurred that would reasonably be expected to result in any post-Effective Time Obligation of any Company Entity to any third party for personal injury or death as a result of the ownership and/or operation of the Assets, except to the extent (i) disclosed on Schedule 4.32(a), (ii) reflected in, reserved against or otherwise described on the Financial Statements or (iii) that the amount owed will be covered by insurance maintained by any Company Entity other than any deductible applicable to such insurance coverage.

(f) Schedule 4.32(f) sets forth a complete and correct list of all capital expenditures of the Company Entities since the Balance Sheet Date and prior to the date hereof exceeding $150,000 net to the Company Entities’ interest, identifying in reasonable detail the Asset(s) to which each such capital expenditure applies.

Section 4.33 Employee Matters.

(a) Schedule 4.33(a) sets forth a true and complete list of each individual employed by any of the Company Entities as of the date hereof, including the name, title and length of service, hereinafter referred to as the “Company Employees.” The Company Entities have heretofore disclosed to Buyer complete and accurate information detailing the salary of each Company Employee. Schedule 4.33(a) also sets forth a true and complete list of each contractor engaged by a Company Entity as of the date hereof.

(b) Each Company Entity has complied in all material respects with all Laws relating to the employment of labor, including provisions thereof related to wages, hours, equal opportunity, collective bargaining, layoffs, immigration compliance and the collection and payment of social security and other withholding Taxes.

(c) There are no administrative charges or court complaints pending or, to Seller’s Knowledge, threatened against any Company Entity before the U.S. Equal Employment Opportunity Commission or any Governmental Authority concerning alleged employment discrimination or any other matters relating to the employment of labor. There are no unfair labor practices charges or complaints pending, or to Seller’s Knowledge, threatened against any Company Entity before the National Labor Relations Board or any Governmental Authority.

(d) No Company Entity has implemented any employee layoffs that could implicate the WARN Act or California Labor Code Section 1400 et seq.

(e) No Company Entity has experienced any union organization attempts, material labor disputes or work stoppage or slowdowns due to labor disagreements. To Seller’s Knowledge, there is no labor strike, dispute, work stoppage or slowdown pending or threatened with respect to the Company Employees or contractors of any Company Entity. There are no collective bargaining agreements or other labor union agreements to which any Company Entity is a party or by which it is bound, nor is any of the Company Entities the subject of any legal proceeding asserting that such Company Entity has committed an unfair labor practice or seeking to compel them to bargain with any labor organization as to wages or conditions. Since each Company Entity’s inception, such Company Entity has not experienced any union organizing activities and, to Seller’s Knowledge, no such activities are underway or threatened. There is no request for representation pending and, to Seller’s Knowledge, no question concerning representation has been raised. There is no formal grievance or arbitration pending involving any Company Entity.

(f) To Seller’s Knowledge, as to employees previously employed by any Company Entity but who are no longer employed as of the signing of this Agreement, there are no claims that relate to events that occurred prior to the Balance Sheet Date and there are no claims by such employees, other than routine claims under any Employee Plan and claims for payment of compensation and benefits in the Ordinary Course of Business, that relate to events that occurred after the Balance Sheet Date and prior to the date hereof.

(g) Since December 30, 2009, to Seller’s Knowledge, none of the Company Employees or any former employee of the Company Entities has suffered an injury or illness that would be required to be recorded under the regulations of the Occupational Safety and Health Administration (OSHA).

Section 4.34 Employee Benefit Plans.

(a) Except as set forth on Schedule 4.34(a), none of the Company Entities maintains, contributes to or has any obligation to contribute to, or has any Liability with respect to, (A) any employee pension benefit plans (as defined in Section 3(2) of ERISA) whether or not terminated (the “Employee Pension Plans”); (B) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (C) any plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, bonus or compensation benefits, severance benefits, incentive or compensation benefits, “change of control” benefits, equity-based compensation awards, executive or supplemental income benefits, or any other program, plan, policy or arrangement which provides retirement, health, life, disability, accident, vacation, tuition reimbursement or material fringe benefits (“Other Plans”). None of the Company Entities nor Commonly Controlled Entities currently participates in or contributes to or maintains or has any obligation to contribute to (or has or reasonably expects to incur any other Liability with respect to), (1) any Employee Pension Plan subject to Title IV of ERISA or Section 412 of the Code or (2) any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), and none of the Company Entities nor any Commonly Controlled Entities has incurred or reasonably expects to incur any current or potential withdrawal Liability with respect to any Multiemployer Plan. None of the Company Entities maintains or has any obligation to contribute to (or any other Liability with respect to) any funded or unfunded Employee Welfare Plan or Other Plan which provides post retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under COBRA or similar state Law. Any Employee Pension Plan, any Employee Welfare Plan and any Other Plan shall be referred to herein collectively as the “Employee Plans.” Solely for purposes of Section 4.34, a “Commonly Controlled Entity” means any entity (whether or not incorporated) which is under common control with any of the Company Entities within the meaning of Sections 414(b), (c), (m) or (o) of the Code; provided, however, that, such term shall not include any entity which has, directly or indirectly, an ownership interest in Seller, or any subsidiary of such entity which has, directly or indirectly, an ownership interest in Seller.

(b) The Company Entities have made available to Buyer (A) true and complete copies of each Employee Plan and amendments thereto (or, if not written, a summary of its terms); (B) any related trust agreement or other funding agreement currently in effect, including insurance Contracts; (C) the most recent Internal Revenue Service determination letter or opinion letter, if applicable; (D) any summary plan description and other material written communication (or a description of any material oral communications) by such Company Entity to its employees concerning the benefits provided under the Employee Plan, if applicable; (E) the most recent financial statements and last three Form 5500 annual reports (including schedules), if applicable; (F) the most recent actuarial report, if applicable; and (G) all administrative service agreements with respect to the Employee Plans currently in effect.

(c) There are no pending or, to Seller’s Knowledge, threatened claims (other than routine claims for benefits) by or on behalf of any Employee Plan or otherwise involving any such Employee Plan or any trusts which are associated with such Employee Plans and, to Seller’s Knowledge, none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other agency.

(d) Each of the Employee Plans has been, and is being, maintained, funded and administered in all material respects in accordance with their terms and complies in form and in application in all material respects with the applicable requirements of all applicable Law, including ERISA and the Code. No fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(e) For each Employee Plan that is intended to satisfy the provisions of Section 401(a) of the Code, (A) such Employee Plan has been timely amended to comply with changes in any applicable Law (or an interpretation thereof); (B) such Employee Plan is the subject of a favorable determination or opinion letter from the Internal Revenue Service; (C) none of the determination or opinion letters has been revoked by the Internal Revenue Service, nor has the Internal Revenue Service given any indication to any of the Company Entities that it intends to revoke any such letter; and (D) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA has occurred with respect to any Employee Plan that could reasonably be expected to result in any material Liability to any of the Company Entities and no Tax has been imposed pursuant to Section 4975, 4976 or 4980D of the Code or Section 502(c), (i) or (l) of ERISA in respect thereof.

(f) For each Employee Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, each of the Company Entities has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, and no Company Entity has any Liability attributable to a failure to provide continuation coverage under COBRA .

(g) All contributions to, and payments from, the Employee Plans which are required to have been made by each of the Company Entities with respect to any period ending on or before the date hereof, in accordance with such Employee Plans, have been timely made, and all contributions for any period ending on or before the date hereof that are not yet due have been paid to each Employee Plan or accrued in accordance with past custom and practice of each of the Company Entities.

(h) None of the Company Entities has any formal plan or commitment, whether legally binding or not, to create any additional Employee Plans or modify or change any existing Employee Plans that would materially increase the cost of providing benefits to any employee or terminated employee, manager or director of any of the Company Entities. None of the Company Entities has entered into any Contract with a trade union or other representative entity that would restrict or prevent the implementation of layoff, severance or similar programs. No Commonly Controlled Entity has any formal plan or commitment, whether legally binding or not, to create any Employee Pension Plans subject to Title IV of ERISA or to incur any Liability with respect to any Multiemployer Plans.

(i) Except as set forth in Schedule 4.34(i), neither the execution and delivery of this Agreement by Seller nor the performance by any of the Company Entities of this Agreement nor the consummation of the transactions contemplated hereby will (1) accelerate the time of payment or vesting, or increase the amount of compensation due any director, manager, officer or Company Employee under any of the Employee Plans; (2) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available; (3) result in any payment becoming due to any officer, director, Company Employee or consultant of any of the Company Entities; or (4) create any obligation to pay any amount that would be treated as an excess parachute payment under Section 4999 of the Code.

(j) Each Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (after taking into account any applicable exemptions) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and the applicable regulatory guidance with respect thereto.

(k) All “health plans” and “group health plans” (as those terms are defined by the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”)) that any of the Company Entities sponsors are in compliance in all material respects with all applicable requirements under HIPAA and the regulations issued thereunder.

(l) There has been no termination or partial termination of any Employee Plan within the meaning of Section 411(d)(3) of the Code.

(m) No Employee Plan is funded with or allows for payment or distributions in any employer security (as defined in Section 407 of ERISA) of any of the Company Entities.

Section 4.35 Bank Accounts. Schedule 4.35 sets forth (i) the name of each financial institution in which any Company Entity has any borrowing or investment agreement (excluding the Company Credit Facility), deposit or checking accounts or safe deposit boxes and (ii) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto.

Section 4.36 Affiliate Transactions.

(a) Except as set forth on Schedule 4.36, no Company Entity has made any exchanges, barter arrangements, loans or advances or otherwise extended credit to any managers, directors, officers, agents, employees, consultants or equityholders of Sellers or any of its Affiliates in their roles as managers, directors, officers, agents, employees, consultants or equityholders, or any of their respective Affiliates, since the Balance Sheet Date or that are otherwise outstanding, and any such exchanges, barter arrangements, loans, advances or extensions of credit will have been repaid as of the date hereof.

(b) Except as set forth in Schedule 4.36, there are no powers of attorney outstanding by any Company Entity in favor of any other Person.

(c) Except as set forth in Schedule 4.36, since the Balance Sheet Date, there has not been paid or been committed to be paid to or for the benefit of any of the managers, directors, officers, agents, employees, consultants or representatives of any Company Entity anything other than fees (including directors’ fees), wages, salaries, commissions and expense reimbursements, in each case in the Ordinary Course of Business.

(d) Schedule 4.36 sets forth all services (excluding service as a Company Employee) and assets owned, licensed to or otherwise held by Seller or any Affiliate of Seller (other than the Company Entities), that are or were made available or provided to or used by the Company Entities within the one-year period prior to the date of this Agreement or which may be required to operate the business of the Company Entities from and after the date hereof consistent with past practices in the preceding year.

(e) Except as set forth in Schedule 4.36, (A) no Company Entity is obligated to pay currently or in the future any amounts to Seller or any Affiliate of Seller for services rendered to any of the Company Entities, and neither Seller nor any Affiliate of Seller is obligated to pay currently or in the future any amounts to any Company Entity and (B) since the Balance Sheet Date, no Company Entity has purchased, transferred or leased any real or personal property from or for the benefit of, paid any commission, salary or bonus to or for the benefit of, Seller or any Affiliate of Seller or any manager, director, officer, shareholder, member or partner thereof and no Company Entity has sold, transferred or leased any real or personal property to Seller or any Affiliate of Seller.

Section 4.37 Intangible Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued

operation, of the business of any Company Entity, or for the ownership and operation, or continued ownership and operation, of any Assets of any Company Entity, for which the Company Entities do not hold valid and continuing authority in connection with the use thereof.

Section 4.38 Books and Records. All books, records and files of the Company Entities (including those pertaining to the Assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (ii) fairly and accurately reflect the ownership, use, enjoyment and operation by the Company Entities of the Assets.

Section 4.39 Internal Accounting Controls. The Company Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance in accordance with customary business practices for non-public companies that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.40 Bankruptcy Matters. To Seller’s Knowledge, there is no litigation, action or proceeding that challenges the effectiveness and finality of the releases and discharges provided in the Confirmation Order entered in the Chapter 11 Case or any other aspect of the Chapter 11 Case.

Section 4.41 Limitation on Distributions; Special Warranty.

(a) From the Effective Time, no Company Entity has made any distribution of cash or other assets to any owner of any of its Equity Interests as a dividend or other distribution (excluding amounts distributed by a Company Entity to another Company Entity).

(b) The Company Entities have Defensible Title to the Assets against any Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under the Company Entities, but not otherwise, subject, however, to the Permitted Encumbrances or as set forth on Schedule 4.11.

ARTICLE 5

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1 Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in each state where failure to be so qualified could reasonably be expected to adversely affect the Assets or consummation of the transactions contemplated by this Agreement.

Section 5.2 Power. Buyer has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement and all documents required to be executed and delivered by Buyer at Closing, including (if applicable) the Seller Notes. The execution, delivery and performance of this Agreement (and such documents, including, if applicable, the Seller Notes) do and will not violate, or be in conflict with, any provision of Buyer’s governing documents or any provisions of any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

Section 5.3 Authorization and Enforceability. The execution, delivery and performance by Buyer of this Agreement and all documents required to be executed and delivered by Buyer at Closing, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on behalf of Buyer. This Agreement constitutes (and, at Closing, such documents shall constitute) Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law. The Conflicts Committee has (i) granted “Special Approval” with regard to this Agreement under the First Amended and Restated Agreement of Limited Partnership of Memorial Production Partners LP dated as of December 14, 2011 (as amended) and (ii) recommended that the board of directors of Memorial Production Partners GP LLC authorize and approve the execution and delivery of this Agreement by Buyer.

Section 5.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

Section 5.5 Litigation. There are no actions, suits, governmental investigations, written governmental inquiries or proceedings pending or, to Buyer’s knowledge, threatened in writing against Buyer that affect the Parties’ ability to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

Section 5.6 Securities Law, Access to Data and Information. Buyer is familiar with the Assets, is a knowledgeable, experienced and sophisticated investor in the oil and gas business, and is an “accredited investor” as such term is defined in Regulation D of the Securities Act. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Company Interests. Buyer acknowledges that the Company Interests may be deemed to be “securities” under the Securities Act and certain applicable State securities or Blue Sky laws, and that resales thereof may therefore be subject to the registration requirements of such acts. The Company Interests are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities Laws.

Section 5.7 Financing. Buyer has, or will have by Closing, financing sufficient to pay the Purchase Price in cash and/or Seller Notes at Closing as contemplated by this Agreement. Buyer is solvent and will not be rendered insolvent by the transactions contemplated by this Agreement. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Buyer will be able to pay its liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital with which to conduct its business; and (iii) Buyer will have assets (calculated at fair market value) that exceed its liabilities.

ARTICLE 6

COVENANTS AND AGREEMENTS

Section 6.1 Covenants and Agreements of Seller and the Company Entities.

(a) Access to Records; Physical Access to the Leases and Wells. From the date of this Agreement to the earlier of the Closing or the termination of this Agreement, Seller will, and will cause the Company Entities to:

(i) Upon reasonable written notice from Buyer, make the Records available to Buyer and its representatives for inspection and review at Seller’s or Company’s offices during normal business hours to permit Buyer to continue to perform its due diligence review;

(ii) Subject to the consent and cooperation of third Persons, assist Buyer in its efforts to obtain, at Buyer’s expense, such additional information from such Persons as Buyer may reasonably desire, provided that Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller or any Company Entity to a third Person;

(iii) If disclosure or access is prohibited, use commercially reasonable efforts to obtain permission to grant such access to Buyer and its representatives, and provide Buyer with as much information or access concerning the matter as is possible while still complying with applicable Laws and Seller’s obligations; provided, however, that Seller and the Company Entities shall not be required to make any payments for the benefit of any third Person in order to do so;

(iv) Upon reasonable written notice from Buyer, grant Buyer, during reasonable business hours, physical access to the Assets to allow the Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Assets, provided, that (A) in connection with any such on-site inspections, Buyer shall not unreasonably and materially interfere with the normal operation of the Assets and shall comply with all requirements of the operators of the Assets and (B) if Buyer or its agents prepare an environmental assessment of any Asset, Buyer shall keep such assessment confidential, unless disclosure is required pursuant to applicable Law.

IN CONNECTION WITH GRANTING SUCH ACCESS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY THE SELLER INDEMNITEES AGAINST ALL CLAIMS FOR INJURY TO, OR DEATH OF, ITS PERSONS OR FOR DAMAGE TO ITS PROPERTY ARISING IN ANY WAY FROM THE ACCESS AFFORDED TO BUYER

HEREUNDER OR THE ACTIVITIES OF BUYER, REGARDLESS OF CAUSE, INCLUDING THE CONCURRENT NEGLIGENCE OF SELLER, EACH COMPANY ENTITY AND THEIR CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

(b) Conduct of Business of each Company Entity. From the date of this Agreement to the earlier of the Closing or termination of this Agreement and except to the extent expressly otherwise required by other provisions of this Agreement, Seller will cause each Company Entity to:

(i) Conduct its business in the Ordinary Course of Business

(ii) Maintain the Assets and operate the Assets as a reasonably prudent operator in the Ordinary Course of Business;

(iii) Use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees until Closing at their current rates of compensation, commissions and benefits and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing;

(iv) Pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with the operation of the Assets;

(v) Keep and maintain in all material respects accurate books, records and accounts;

(vi) Maintain in full force and effect existing insurance policies and binders of such Company Entity subject only to variations required by the Ordinary Course of Business, or else will obtain, prior to the lapse of any such policy or binder, substantially similar coverage with insurers of recognized standing;

(vii) Pay all Taxes imposed upon any of its Assets or with respect to its business before any penalty or interest accrues thereon;

(viii) Pay all claims and expenses (including claims and expenses for labor, services, materials and supplies) which are not the subject of a bona fide dispute when they become due and payable in accordance with their terms other than the Buyer Costs and Expenses;

(ix) Pay all wages and other compensation accrued by all Company Employees when they become due and payable in accordance with the obligations of the Company Entities under any labor or employment practices and policies, or any collective bargaining agreement or other labor contract or individual agreement to which a Company Entity is a party, or by which the Company Entities may be bound;

(x) Pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, ad valorem, property, production, severance, excise, and similar taxes, and other payments incurred with respect to the Assets except (A) royalties held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in an Asset and (B) expenses or royalties being contested in good faith, unless the nonpayment of such contested expenses or royalties could result in the loss of a Lease, in which case Seller shall notify Buyer and obtain Buyer’s approval prior to withholding such payment;

(xi) Comply in all material respects with all applicable Laws, statutes, ordinances, rules, regulations and orders relating to the Assets;

(xii) Maintain the personal property comprising part of the Assets in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear;

(xiii) Keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Assets;

(xiv) Notify Buyer of ongoing activities and capital expenditures with respect to the Assets in excess of $100,000 per activity or expenditure, net to the interest constituting part of the Assets, other than recompletions and other Capital Projects (which in all cases are deemed approved by Buyer without further action necessary); and

(xv) At all times preserve and keep in full force and effect its corporate or other legal existence and rights material to the performance by such Company Entity of its obligations under this Agreement;

(c) Restriction on Operations. From the date of this Agreement to the earlier of the Closing or the termination of this Agreement and except to the extent expressly required or permitted by other provisions of this Agreement, Seller shall not (and Seller shall not permit any Company Entity to), without Buyer’s consent (which shall not be unreasonably withheld):

(i) Abandon any Asset (except any Lease after the expiration of its primary term if not capable of producing in paying quantities);

(ii) Make any change to a division order, revenue deck or expense deck relating to any Asset that causes the Net Revenue Interest or Working Interest in such Asset to differ from that set forth for such Property on Exhibit B;

(iii) Make any other material change to a division order, revenue deck or expense deck relating to any Asset without written notice to Buyer (for such purposes, a customary change to the ownership of an individual interest arising from a transfer by sale, gift or death shall not constitute a material change);

(iv) Declare, set aside or pay any dividend or distribution, whether in cash, Equity Interests or property (or any combination thereof); issue, sell, purchase, redeem or otherwise acquire Equity Interest of any Company Entity or issue any Commitment with respect thereto; liquidate, dissolve, merge, consolidate, restructure, recapitalize or otherwise reorganize any Company Entity or make any other change in the capitalization of any Company Entity; split, combine or reclassify any of its Equity Interests; or enter into, or otherwise become a party to, any Contract relating to the voting, registration or transfer of any Equity Interests of any Company Entity;

(v) (A) Increase the rate or terms of compensation payable or to become payable by any Company Entity to its managers, directors, officers or Company Employees, except increases occurring in the Ordinary Course of Business; or (B) increase the rate or terms (including vesting status) of any bonus, insurance, pension or other employee benefit plan or arrangement made to, for or with any such managers, directors, officers or Company Employees, except increases occurring in the Ordinary Course of Business;

(vi) Create, incur or assume any Indebtedness (excluding borrowings under the Company Credit Facility in the Ordinary Course of Business) or guarantee any Indebtedness of any Person or create, incur or permit to exist any Lien on any asset of any Company Entity other than Permitted Encumbrances;

(vii) (A) Amend its Organizational Documents, (B) amend in any material respects or terminate any Lease or any Material Contract except as may be terminated by operation of its terms through no fault or election of the Company Entities or as permitted under this Agreement or (C) assign any Lease or Material Contract to any Person;

(viii) Make an equity investment in any other Person or acquire, by merger or consolidation or purchase, any Equity Interests in any Person;

(ix) Engage in any line of business in which it is not engaged as of the date hereof;

(x) Make any change in any method of accounting or accounting principles other than as required by GAAP;

(xi) Enter into any settlement of any material issue with respect to any assessment or audit or other administrative or judicial proceeding with respect to Taxes for which any Company Entity or Buyer may have Liability;

(xii) Terminate or voluntarily relinquish any Permit;

(xiii) Establish, amend or terminate an Employee Plan except for amendments and terminations required by applicable Law; or enter into, amend or terminate any consulting, employment, severance, change of control, bonus, termination or similar Contract with any Person;

(xiv) Make any loan to or enter into any transaction with any Company Employee, or any officer, director or Affiliate of a Company Entity, except for the payment of salaries, commissions and benefits to which all similarly situated employees are generally entitled; or make any loan to any consultant of a Company Entity;

(xv) Resign, transfer or otherwise voluntarily relinquish any control, possession of or right it has as of the date of this Agreement as operator of any Asset;

(xvi) Sell, lease or sublease, transfer, farm out or otherwise dispose of or mortgage, pledge or otherwise encumber any Asset (except for Permitted Encumbrances and sales of Hydrocarbons in the Ordinary Course of Business); or acquire any oil and gas interests or any other assets that have a value at the time of such acquisition of $100,000 or more;

(xvii) Enter into any hedging or derivative Contract (financial, commodity or otherwise) other than the Hedges;

(xviii) Make any loan, advance or capital contribution to, or investment in, any Person other than another Company Entity;

(xix) Agree with any Person to limit or otherwise restrict in any manner the ability of any Company Entity to compete or otherwise conduct its business;

(xx) Assume, endorse (other than endorsements of negotiable instruments in the Ordinary Course of Business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Liabilities of any other Person (other than another Company Entity);

(xxi) Incur any cost or expense for geophysical items including acquisition, processing, reprocessing or interpretation; make a capital expenditure or series of related capital expenditures of $100,000 or more;

(xxii) Propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost the Company Entities in excess of $100,000;

(xxiii) Consent to any operation with respect to the Assets reasonably expected to cost the Company Entities in excess of $100,000 that is proposed by any Third Party;

(xxiv) Execute any applicable pooling or unitization order;

(xxv) Elect to be a non-consent co-owner with respect to any AFE or any applicable pooling orders;

(xxvi) Enter into any Contract that would constitute a Material Contract;

(xxvii) Change or make any material Tax election with respect to any Company Entity or its Assets;

(xxviii) Reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with any Asset;

(xxix) Enter into any new marketing Contracts providing for the sale of Hydrocarbons for a term beyond December 31, 2012; or

(xxx) Resolve or enter into or adopt any plan or agreement with respect to any of the foregoing;

provided, however, that (x) the foregoing shall not limit or restrict the ability of any Company Entity to respond to emergency situations; provided, however, that Seller shall promptly notify Buyer of the same and (y) with respect to AFEs and other proposed operations and pooling orders with respect to the Assets, Buyer shall be deemed to have approved the same unless Buyer objects to Seller’s recommended action or response with respect thereto within five days after Buyer is notified in writing thereof or, if response to a third party operator is required within a shorter time period, Seller shall provide Buyer a copy of the relevant request immediately after receipt and Buyer shall notify Seller of its objections within a reasonable period of time prior to the required response time.

Section 6.2 Confidentiality.

(a) (a) All data and information, whether written or oral, obtained from Seller or any Company Entity in connection with the transactions contemplated hereby, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer based on data or information obtained from Seller or any Company Entity in connection with the transactions contemplated hereby (collectively, the “Information”), is deemed by the Parties to be confidential. Until the earlier of the Closing or the first anniversary of this Agreement, except as required by Law, Buyer and its officers, agents and representatives shall hold in strict confidence all Information, except any Information which:

(i) At the time of disclosure by Seller is in the public domain;

(ii) After disclosure by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer;

(iii) Buyer can establish was rightfully in its possession at the time of disclosure by Seller;

(iv) Buyer rightfully received from third Persons (non-Affiliates) free of any obligation of confidence;

(v) Is developed independently by Buyer without the Information, provided that the Person or Persons developing the data shall not have had access to the Information; or

(vi) The disclosure of which is reasonably necessary in order to comply with applicable Transfer Requirements or Preferential Rights, notices required to be given under applicable contracts or to seek approvals and consents of Governmental Authorities for the conveyance of any Assets or the transactions contemplated hereby.

(b) Return of Information. If Closing does not occur and this Agreement is terminated, if Seller so requests at any time, Buyer shall: (i) return to Seller all copies of the Information in its possession obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to this Section 6.2; and (ii) destroy any and all notes, reports, studies or analyses based on, or incorporating, the Information. The terms of this Section 6.2 shall survive termination of this Agreement.

(c) Injunctive Relief. Buyer agrees that Seller shall not have an adequate remedy at law if Buyer violates any of the terms of this Section 6.2. In such event, Seller shall have the right, in addition to any other they may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.2, or to obtain specific enforcement of such terms.

Section 6.3 SEC Matters. Seller acknowledges that Buyer and its Affiliates may be required to include financial statements and other financial information relating to the Assets (“SEC Financial Statements”) in documents filed with the SEC by Buyer and its Affiliates pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited. In that regard, prior to the Closing and subsequent to the Closing to the extent Seller is then in existence, Seller hereby covenants and agrees (i) to provide reasonable and customary assistance to Buyer in connection with the preparation of the SEC Financial Statements and (ii) to provide Buyer reasonable access to such records (to the extent Seller has such information) and personnel of Seller as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer’s sole cost and expense, to prepare and have audited such SEC Financial Statements. Buyer shall reimburse Seller for any out-of-pocket expenses incurred by Seller in providing such assistance and access. Notwithstanding anything to the contrary herein, Seller shall (i) provide Buyer and its independent accountants with access to any and all existing financial information, books, records, and documents in its possession that relate to the Company Entities (subject to any privilege or confidentiality obligations) and other data relating to the Assets relevant to the periods being audited and (ii) provide customary representations to the Buyer and its independent accountants with respect to any such information provided by Seller to Buyer and its Affiliates in connection with such financial statements and other financial information.

Section 6.4 Further Assurances. Each Party shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated hereby, and to ensure that all of the conditions to its respective obligations contained in Article 7 or Article 8, as applicable, are satisfied as soon as reasonably practicable.

Section 6.5 Notification of Certain Matters. Seller and Buyer shall each give prompt written notice to the other of (a) the occurrence, or failure to occur, of and shall provide accurate and complete copies of any and all information relating to, any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, and (b) the failure of such Party (or, in the case of Seller, any Company Entity), or any officer, director, manager, employee, or agent thereof, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. A notifying Party under this Section 6.5 shall use all commercially reasonable efforts to cure or remedy, before the Closing, any occurrence of any event described in (a) or (b) in the preceding sentence. If any event described in (a) or (b) above occurs and the applicable Party fails to give notice thereof in accordance with this Section 6.5 but such event is cured prior to the Closing Date, such Party shall have no liability for such failure to give notice, and such failure to give notice shall not constitute a breach of this Section 6.5.

Section 6.6 Tax Matters.

(a) Tax and Tax Return Responsibilities.

(i) Except as otherwise provided herein, each Party shall bear all Taxes imposed on it as a result of the transactions contemplated by this Agreement. Each Party shall timely file, to the extent required by or permissible under applicable Law, all Tax Returns and other documentation with respect to any such Taxes.

(ii) Seller shall prepare or cause to be prepared the Company Entities’ U.S. federal and state income Tax Returns for all Pre-Closing Periods.

(iii) Buyer shall prepare or cause to be prepared all other Tax Returns of the Company Entities for Pre-Closing Periods (“Pre-Closing Tax Returns”). Such Pre-Closing Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of filing, which shall be no later than 10 days prior to the due date for filing any such Pre-Closing Tax Return, Buyer shall deliver a copy of each such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment. Buyer will cause each such Pre-Closing Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy to Seller.

(iv) Buyer shall prepare or cause to be prepared all Tax Returns of the Company Entities for all Straddle Periods (“Straddle Tax Returns”). Such Straddle Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of filing, which shall be no later than 20 days prior to the due date for filing any such Straddle Tax Return, Buyer shall deliver a copy of each such Straddle Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment. Buyer will cause each such Straddle Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy to Seller.

(v) Without Seller’s prior written consent, Buyer shall not and shall cause the Company Entities not to elect to carry forward any U.S. federal or state net operating loss, capital loss or other Tax attribute carryovers that could, absent such election, be carried back to or utilized by any Company Entity in a Pre-Effective Period. Also, neither Buyer nor any of its Affiliates shall amend, re-file, revoke or otherwise modify any Tax Return or Tax election of any Company Entity (or any successor(s) thereof) with respect to a Pre-Effective Period without the prior written consent of Seller.

(vi) If after the Closing Date, a Company Entity receives a Tax refund or credit that is attributable to a Pre-Effective Period, then Buyer shall cause such Company Entity reasonably promptly thereafter to pay to Seller the amount of such refund or credit together with any interest thereon.

(b) Each Party shall use commercially reasonable efforts to cooperate fully with the other Party, as and to the extent reasonably requested by the other Party and at the requesting Party’s expense, in connection with the filing of Tax Returns and any proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such proceeding and making employees (to the extent such employees were responsible for the preparation, maintenance or interpretation of information and documents relevant to Tax matters or to the extent required as witnesses in any Tax proceedings), available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees to retain all of its books and records with respect to Tax matters pertinent to the Company Entities relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Authority.

(c) Buyer shall be responsible for and pay all sales, transfer, use and similar taxes arising from or associated with the transfer to the Buyer (other than taxes based on income or gain) and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with the purchase of the Company Interests hereby.

(d) If notice of any audit, examination or other proceeding with respect to Taxes of any Company Entity (a “Tax Claim”) shall be received by either Party for which the other Party may reasonably be expected to be liable pursuant to Article 11, the notified Party shall notify such other Party in writing of such Tax Claim; provided, however, that the failure of the notified Party to give the other Party notice as provided herein shall not relieve such failing Party of its obligations under Article 11, except to the extent that the other Party is actually and materially prejudiced thereby.

Section 6.7 Directors and Officers Indemnity.

(a) For a period of four years from and after the Closing, Buyer shall indemnify and hold harmless each Person who has been at any time prior to the Closing an officer or director of any Company Entity (each an “Indemnified Officer and Director” and collectively, the “Indemnified Officers and Directors”) but only to the extent that such Indemnified Officer and Director was entitled to indemnification from such Company Entity immediately prior to the date hereof under the Organizational Documents of such Company Entity in such Indemnified Officer and Director’s capacity as an officer or director of such Company Entity, regardless of whether such contracts are terminated on or after the Closing. The procedures associated with such indemnification shall be the same (or in any event no less favorable to the Indemnified Officers and Directors) as those associated with the Indemnified Officer and Director’s indemnification from the applicable Company Entity immediately prior to the date hereof (provided, however, that Buyer shall have no obligation under any “change-in-control” or similar provisions other than as set forth in Section 6.9).

(b) For a period of four years from and after the Closing, Buyer shall cause the Organizational Documents of each Company Entity to contain provisions no less favorable to the Indemnified Officers and Directors than those contained in such Organizational Documents immediately prior to the date hereof regarding indemnification and the procedures associated with such indemnification. If Buyer, any of the Company Entities or any of their successors or assigns (i) consolidates with or merges with any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in any case, proper provision shall be made so that the successors and assigns of Buyer, such applicable Company Entity or applicable successor or assign shall assume the obligations set forth in this Section 6.7.

(c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, the Parties, each Indemnified Officer and Director and their respective heirs and representatives.

Section 6.8 Benefits.

(a) Buyer agrees that for a period of one year (or, as applicable to any specific Employee Plan, through the expiration of such Employee Plan) following the Closing, (i) the Company Employees who remain employed during such period shall be eligible to receive salary and health and welfare benefit that are substantially as favorable, in the aggregate, as the salary and health and welfare benefits provided to such Company Employees under the Employee Plans in effect on the date hereof (excluding any equity compensation), (ii) either the applicable Company Entity’s 401(k) retirement plan that is currently in effect for the Company Employees shall remain in effect or the applicable Company Entity shall adopt another tax-qualified defined contribution plan for the benefit of the Company Employees that provides such Company Employees the ability to defer compensation, and (iii) Company Employees who remain employed by the applicable Company Entities shall be entitled to participate in bonus programs established or continued by the Company Entities or their Affiliates, as applicable. Buyer shall use commercially reasonable efforts to treat the employment of the Company Employees with the Company Entities prior to the Closing Date the same as employment with the Company Entities from and after the Closing Date (A) for purposes of determining eligibility to participate and vesting under any 401(k) plan of Buyer under which Company Employees become eligible to participate and for the satisfaction of any waiting periods under any health and welfare benefit plans maintained by Buyer for employees in the plan year in which the Closing occurs, and (B) for purposes of determining the level of benefits under any vacation plan or policy it adopts with respect to the Company Employees, in each case to the same extent such credit was granted under an analogous Employee Plan and for the same purpose as of the Closing, and subject to offsets for previously accrued benefits and provided that no duplication of benefits or compensation results. Buyer shall use commercially reasonable efforts to, in the plan year in which the Closing occurs, ensure that no pre-existing condition limitations, exclusions or waiting periods applicable to any health benefit plans maintained by Buyer for the employees will apply to the Company Employees to the extent that such limitations, exclusions or waiting periods exceed those in effect under analogous Employee Plans maintained by the Company Entities as of the date hereof that have already been satisfied by the Company Employees. Buyer shall use commercially reasonable efforts to cause any health benefit plans maintained by Buyer for the employees in which a Company Employee participates after the Closing Date to recognize, for purposes of satisfying any deductible, co-pays and out-of-pocket maximums during the year 2012, any payment made by such Company Employee in the year 2012 prior to the Closing Date toward deductibles, co-pays and out-of-pocket maximums under any analogous Employee Plans.

(b) Nothing contained in this Section 6.8 or any other provision of this Agreement shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Buyer or any of its Affiliates (including, following the Closing, the Company Entities) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) create any third party beneficiary rights or Obligations in any Person (including any employee of the Company Entities on the date hereof or on the Closing Date) other than the Parties or any right to employment or continued employment or to a particular term or condition of employment with Buyer, the Company Entities, or any of their respective Affiliates. Notwithstanding anything to the contrary contain herein, this Section 6.8 does not amend any provisions of any Employee Plan.

(c) The obligations of Buyer under this Section 6.8 may be assumed by any Affiliate of Buyer that acquires Beta Operating.

Section 6.9 Change in Control Payments. Within seven days after the Closing Date, Buyer shall cause Beta Operating to make the change of control payments described in Schedule 6.9.

Section 6.10 Payment of Insurance Premiums. Pursuant to the terms of the Premium Finance Agreement with Prime Rate Premium Finance Corporation, Inc. dated November 7, 2012, Seller is currently obligated to make certain premium payments in accordance with such agreement for insurance policies which are for the benefit of the Company Entities. Beginning on the Closing Date, the Parties agree that the responsibility to make such payments shall be Buyer’s. Buyer acknowledges and agrees that Seller shall have no responsibility (and Seller acknowledges and agrees that it has no right) to make any further such payments. Buyer acknowledges and agrees that if Buyer does not timely make such payments, Seller may cancel the insurance policies without any Liability whatsoever, including to Buyer and the Company Entities, and Buyer shall remain obligated to make any payments and penalties associated with such agreement. Seller acknowledges and agrees that at or after Closing Buyer may cancel such agreement at any time in its sole discretion (and if Buyer determines to so cancel such agreement, Seller will take any action reasonably requested by Buyer in connection therewith).

ARTICLE 7

SELLER’S CONDITIONS TO CLOSE

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment or waiver at or prior to the Closing of each of the following conditions:

Section 7.1 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by or including materiality) as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which shall be true and correct as of such date.

Section 7.2 Performance. Buyer shall have performed or complied with in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.3 Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Seller or its Affiliate.

Section 7.4 Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Seller all closing deliverables described in Section 9.3.

ARTICLE 8

BUYER’S CONDITIONS TO CLOSE

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment or waiver at or prior to the Closing of each of the following conditions:

Section 8.1 Representations. The representations and warranties of Seller herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by or including materiality), as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which shall be true and correct as of such date.

Section 8.2 Performance. Seller and the Company Entities shall have performed in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing.

Section 8.3 Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Buyer or any of its Affiliates.

Section 8.4 Execution and Delivery of the Closing Documents. Seller and the Company shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Buyer all closing documents described in Section 9.2.

Section 8.5 Company Credit Facility. Contemporaneously with Closing, all amounts outstanding under the Company Credit Facility shall have been repaid in full and the administrative agent thereunder shall have delivered to Buyer (in form and substance reasonably acceptable to Buyer) releases and/or terminations, as applicable, of all mortgages and security interests relating to the Company Entities and/or the Assets with respect to the Company Credit Facility.

Section 8.6 Transferred Assets. Seller shall have caused the applicable Company Entities to transfer to Seller all of the Transferred Assets and shall have provided evidence of such transfer reasonably acceptable to Buyer.

ARTICLE 9

THE CLOSING

Section 9.1 Time and Place of the Closing. If the conditions referred to in Article 7 and Article 8 have been satisfied or waived in writing, and subject to any extensions provided for herein, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., whose address is 1111 Louisiana, 44th

Floor, Houston, TX 77002, at 10:00 a.m. Houston, Texas time on December 27, 2012, or such other date that is mutually agreed by the Parties (the “Closing Date”).

Section 9.2 Actions of Seller at the Closing. At the Closing, Seller shall (and, as applicable, shall cause the Company Entities to):

(a) Execute and deliver to Buyer counterparts of an assignment, substantially in the form as that attached as Exhibit N (the “Assignment”);

(b) Execute and deliver to Buyer an affidavit attesting to the non-foreign status of Seller in the form prescribed in Treasury Regulation Section 1.1445-2(b)(2);

(c) Execute and deliver to Buyer a properly completed California Form 593-C Real Estate Withholding Certificate indicating that the transactions contemplated by this Agreement are exempt from withholding;

(d) If applicable, execute and deliver counterpart(s) to the Seller Note(s);

(e) If applicable, execute and deliver a counterpart to the Indemnity Escrow Agreement;

(f) Cause the persons listed on Schedule 9.2(f) to execute and deliver to Buyer resignation letters reasonably acceptable to Buyer;

(g) Deliver to Buyer counterparts of the Mutual Release, executed by Seller and the Persons listed on Schedule 9.2(g);

(h) Execute and deliver to Buyer counterparts of the Transition Services Agreement;

(i) Deliver to Buyer a certificate of Seller, executed by an executive officer of Seller, representing that the conditions set forth in Sections 8.1 and 8.2 have been met;

(j) Deliver to Buyer the Assumption Agreement in a form substantially similar to the form attached as Exhibit Q (the “Assumption Agreement”); and

(k) Terminate (or cause its applicable Affiliate to terminate) the Management Agreement dated December 30, 2009, by and between Beta Operating and REOI.

Section 9.3 Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a) If Buyer (in its sole discretion) so opts, execute and deliver one or more Seller Notes, in an aggregate principal amount not to exceed $162 million, provided that (i) if the aggregate principal amount of Seller Notes exceeds the Indemnity Cap, then one Seller Note shall be a Setoff Seller Note in aggregate principal amount equal to the Indemnity Cap and a second Seller Note shall be a Non-Setoff Seller Note in aggregate principal amount equal to the remainder of the Purchase Price evidenced by Seller Notes;

(b) If Buyer (in its sole discretion) opts not to deliver any Seller Notes, or opts to deliver a single Seller Note with aggregate principal amount less than the Indemnity Cap, (i) execute and deliver a counterpart to the Indemnity Escrow Agreement and (ii) pursuant thereto deposit with the Indemnity Escrow Agent an amount equal to the Indemnity Cap minus the aggregate principal amount of the Seller Note, if any;

(c) Deliver to Seller, by wire transfer to an account designated in writing by Seller, cash in an amount equal to (i) the Purchase Price minus (ii) the aggregate principal amount of any Seller Notes minus (iii) any amount deposited with the Indemnity Escrow Agent minus (iv) the principal amount paid pursuant to Section 9.3(i);

(d) Execute and deliver to Seller counterparts of the Assignment;

(e) Deliver to Seller counterparts of a mutual Release, in a form substantially similar to the form attached hereto as Exhibit L (the “Release”), executed by Buyer and each Company Entity other than San Pedro Bay;

(f) Execute and deliver to Seller counterparts of the Transition Services Agreement;

(g) Deliver to Seller a certificate of Buyer, executed by an executive officer of Buyer, representing that the conditions set forth in Sections 7.1 and 7.2 have been met;

(h) Execute and deliver to Seller the Assumption Agreement;

(i) Pay in full all amounts outstanding under the Company Credit Facility; and

(j) Pay in full any costs and expenses of any Company Entity or Seller relating to, or associated with, the novation or termination of any of the Hedges.

ARTICLE 10

TERMINATION

Section 10.1 Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either Seller or Buyer if the Closing shall not have occurred on or before December 27, 2012; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this clause (b) if such Party is at such time in material breach of its representations and warranties set forth in this Agreement or negligently or willfully failed to perform or observe its covenants and agreements herein in any material respect; or

(c) by either Seller or Buyer if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining,

enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein.

Section 10.2 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 10.1, then except as set forth in Section 6.2, Article 1 and Article 13, this Agreement shall be null and void.

ARTICLE 11

INDEMNIFICATION

Section 11.1 Buyer’s Indemnification. Provided that the Closing occurs, subject to the other provisions of this Article 11, Buyer shall release, defend, indemnify and hold harmless the Seller Indemnitees from and against any and all Losses suffered by such Seller Indemnitees arising out of or related to:

(a) The breach of any covenant or agreement made by Buyer that may require performance after the Closing; and/or

(b) The breach of any representation or warranty made by Buyer in Article 5 or any representation with respect thereto in the certificate delivered pursuant to Section 9.3(g).

Section 11.2 Seller’s Indemnification. Subject to the other provisions of this Article 11, Seller hereby releases, and shall defend, indemnify and hold harmless, the Buyer Indemnitees from and against any and all Losses arising out of or relating to:

(a) The breach of any covenant or agreement made by Seller that may require performance after the Closing;

(b) The breach of any of the Fundamental Representations or any representation with respect thereto in the certificate delivered pursuant to Section 9.2(i);

(c) The breach of any other (non-Fundamental Representation) representation or warranty made by Seller in Article 4 or any representation with respect thereto in the certificate delivered pursuant to Section 9.2(i);

(d) Any and all Obligations in any way relating to the ownership and/or operation of the Transferred Assets, whether before or after the Closing Date; and/or

(e) The matters described on Schedule 11.2(e).

Section 11.3 Limitations for Indemnification.

(a) Time Limitations. Notwithstanding anything to the contrary herein,

(i) Seller’s indemnification obligations under Sections 11.2(a), (b) and (c) shall only apply if Buyer has provided Seller with written notice claiming indemnification therefor on or before the date on which such representation or warranty or covenant expires pursuant to Section 11.3(e); and

(ii) Buyer’s indemnification obligations under Section 11.1(b) shall only apply if Seller has provided Buyer with written notice claiming indemnification therefor on or before the date on which such representation or warranty or covenant expires pursuant to Section 11.3(e).

(b) Deductible. Notwithstanding anything to the contrary herein, no claim may be made against Seller for indemnification under Section 11.2(c) until the aggregate dollar amount of the Losses suffered or incurred by Buyer Indemnitees for which Buyer Indemnitees would otherwise be entitled to indemnification thereunder Section 11.2(c) exceeds $5 million; after such time Seller shall be liable to the extent and only to the extent that the aggregate amount of such Losses exceeds $5 million (the “Deductible”).

(c) Cap. Notwithstanding anything to the contrary herein, in no event shall Seller ever be required to indemnify the Buyer Indemnitees (i) under Section 11.2(c) for Losses over the Deductible exceeding $26.8 million (the “Indemnity Cap”) and (ii) otherwise pursuant to this Agreement for Losses exceeding the Purchase Price.

(d) Materiality. Notwithstanding anything to the contrary in this Agreement, any representation or warranty in Article 4 (other than that set forth in Section 4.27(m)) or Article 5 that is qualified by terms such as “material”, “material adverse effect”, or “in any material respect” or similar qualifying language shall be deemed not to be so qualified for purposes of indemnification pursuant to this Article 11. The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.

(e) Survival. Buyer representations and warranties in Article 5 and covenants or agreements made by Buyer that may require performance after the Closing (other than those in Article 11, which shall survive indefinitely) shall survive for a period of one year from the Closing Date, after which Buyer shall have no liability or obligation in relation thereto except as to matters for which Seller has provided Buyer a specific written claim on or before the end of such period. Seller’s representations and warranties in Section 4.24 shall survive until 60 days after the expiration of the applicable statute of limitations period, the Fundamental Representations shall survive for a period of three years from the Closing Date, and the remainder of Seller’s representations and warranties in Article 4 and covenants or agreements made by Seller that may require performance after the Closing (other than those in Article 11, which shall survive indefinitely) shall survive for a period of one year from the Closing Date, after which, in each case, Seller shall have no liability or obligation in relation thereto except as to matters for which Buyer has provided Seller a specific written claim on or before the end of such applicable period.

Section 11.4 Notices and Defense of Indemnified Matters.

(a) To make a claim for indemnification under this Article 11, the Party seeking indemnification (the “Indemnified Party”) shall notify the Party from whom indemnification is sought pursuant to this Article 11 (each, an “Indemnifying Party”) of its claim, including the specific details of and specific basis under this Agreement for its claim. In the event that the claim for indemnification is based upon a claim by a Person other than the Indemnified Party (a “Third Party”) against the Indemnified Party, the Indemnified Party shall provide its notice of claim promptly after the Indemnified Party has actual knowledge of the Third Party claim and shall enclose a copy of all papers (if any) served with respect to the claim; provided, however, that failure to promptly provide such notice of claim shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission. In the event that a claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the notice of claim shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought by a Third Party against the Indemnified Party that are covered by the indemnification set forth in this Article 11. The Indemnifying Party shall have 30 days from its receipt of the notice of claim to notify the Indemnified Party whether or not it will assume control of the defense of such claim. If the Indemnifying Party elects to control the defense, it shall select counsel (provided that such counsel shall be reasonably acceptable to the Indemnified Parties), determine whether to appeal any decision of any court and (if it deems appropriate) settle any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party (and its applicable Affiliates) from such matter or issues, as the case may be. If the Indemnifying Party assumes control of the defense of any Third Party claim, the Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article 11, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party (or its applicable Affiliate) may receive, permitting the names of the Indemnified Party (or its applicable Affiliates) to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party (or its applicable Affiliates) that Indemnifying Party reasonably consider relevant to such defense and the making available (upon reasonable request) to Indemnifying Party of any employees of the Indemnified Party (or its applicable Affiliate); provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and its applicable Affiliates) and further agrees to reasonably maintain the confidentiality of all files, records and other information furnished by the Indemnified Party (or its applicable Affiliates) pursuant to this Section 11.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article 11; provided, however, that the Indemnified Party may, at its option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(c) If the Indemnifying Party does not elect to assume control of the defense within 30 days from its receipt of the notice of claim or fails to give notice that it will assume control of the defense, the Indemnified Party shall have the right to defend such claim with counsel of the Indemnified Party’s choosing (provided such counsel shall be reasonably acceptable to the Indemnifying Party); provided, however, that the Indemnified Party shall not enter into any settlement or compromise or make any admission or acknowledgment that would give rise to Losses to be assumed by the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) In determining the amount of any Losses for which the Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party (or its applicable Affiliates) as a result of such claim, and (ii) all amounts recovered by the Indemnified Party (and its applicable Affiliates) under contractual indemnities from third parties. The Indemnified Party hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds and amounts recoverable under such contractual indemnities; provided, however, that the reasonable costs and expenses (including court costs and reasonable attorneys’, accountants’, and experts’ fees) of the Indemnified Party (and its applicable Affiliates) in connection with such efforts shall reduce the reduction of the gross amount of the indemnification based upon such insurance proceeds or contractual indemnities. To the extent that the Indemnifying Party has made any indemnification payment hereunder in respect of a claim for which the Indemnified Party has asserted a related claim for insurance proceeds or under a contractual indemnity, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party to receive the proceeds of such insurance or contractual indemnity.

Section 11.5 Exclusive Remedy. Each Party acknowledges and agrees that its sole and exclusive remedy with respect to any Losses pursuant to or in connection with this Agreement shall be limited to the indemnification provisions of this Agreement, other than with respect to Losses arising from fraud by or on behalf of a Party in connection with this Agreement. EXCEPT FOR THE RIGHTS OF BUYER FOR A BREACH OF SECTION 4.28 OF THIS AGREEMENT, BUYER EXPRESSLY AND KNOWINGLY WAIVES ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE AGAINST SELLER WITH RESPECT TO ANY ENVIRONMENTAL MATTER (INCLUDING (I) ANY ENVIRONMENTAL DEFECT, (II) THE ENVIRONMENTAL CONDITIONS OF THE ASSETS, (III) THE RELEASE, TRANSPORTATION OR DISPOSAL OF HAZARDOUS MATERIALS OR (IV) VIOLATIONS OF ENVIRONMENTAL LAW, INCLUDING COMMON LAW AND STATUTORY REMEDIES (INCLUDING STRICT LIABILITY CLAIMS AND REMEDIES UNDER CERCLA AND ANY OTHER ENVIRONMENTAL LAW).

Section 11.6 Buyer Remedies.

(a) Buyer’s sole and exclusive remedies for Seller’s indemnity obligations under Section 11.2(c) (other than as set forth in this Section 11.6(a) with respect to a breach of Section 4.24) shall be (i) Buyer’s right of setoff pursuant to and as set forth in any Setoff Seller Note delivered at Closing (provided that the Parties shall not act in bad faith with respect to such right of setoff), (ii) Buyer’s right to satisfy claims with respect to such obligations from the Indemnity Escrow Amount, if any, and (iii) Buyer’s right to satisfy claims with respect to such obligations from any amount placed in escrow pursuant to the terms of any Setoff Seller Note; provided, however, that except for obligations arising out of matters for which Buyer timely delivered notice pursuant to Section 11.4 before the first anniversary of the Closing Date, Buyer shall have no right of set off against the Setoff Seller Note (even if the Setoff Seller Note is not paid on or after such anniversary) or to receive any amount from the Indemnity Escrow Amount after the first anniversary of the Closing Date to satisfy Seller’s indemnity obligations under Section 11.2(c). With respect to indemnity obligations under Section 11.2(c) with respect to a breach of Section 4.24, during the first year after the Closing Date, Buyer’s sole and exclusive remedies for Seller’s indemnity obligations shall be as set forth in subsections (i-iii) above; provided, however, that if after the first anniversary of the Closing Date, the aggregate indemnification obligations paid under Section 11.2(c) have not equaled the Indemnity Cap, then with respect to any claim for indemnification under Section 11.2(c) relating to Section 4.24 arising out of matters for which Buyer delivered notice pursuant to Section 11.4 after the first anniversary of the Closing Date but prior to the end of the survival period for Section 4.24 pursuant to Section 11.3(e), Buyer’s sole and exclusive remedies shall be claims against Seller (but not against the Setoff Seller Note or the Indemnity Escrow Amount) for up to the portion of the Indemnity Cap which remains unused after the first anniversary of the Closing Date.

(b) If Buyer desires to make or is required to make pursuant to the terms of the Seller Notes a prepayment of principal prior to the maturity date of the Seller Notes as set forth in the Seller Notes, Buyer shall repay all amounts outstanding under any Non-Setoff Seller Note before repaying any principal amount outstanding under any Setoff Seller Note. If Buyer intends to repay any or all of the principal amount outstanding under the Setoff Seller Note prior to the first anniversary of the Closing, Buyer shall repay such amount by delivering such amount to the Indemnity Escrow Account and the Parties shall execute and deliver the Indemnity Escrow Agreement, which delivery shall constitute full repayment of such amount.

(c) If an Indemnity Escrow Agreement is executed and delivered (whether at or after Closing), (i) the Parties agree that no portion of the Indemnity Escrow Amount shall be withdrawn from the Indemnity Escrow Account prior to the first anniversary of the Closing except to satisfy Obligations of Seller under this Article 11, (ii) each Party agrees to provide instructions to the Escrow Agent consistent with the provisions of this Article 11 and not otherwise, and (iii) the Parties shall issue such joint written instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement as may be necessary to disburse portions of the Indemnity Escrow Amount to Buyer to satisfy indemnity claims of the Buyer Indemnitees pursuant to this Agreement, and shall not act in bad faith with respect to, or otherwise unreasonably withhold, the issuance of any such joint written instruction.

ARTICLE 12

LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 12.1 Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER AND ITS REPRESENTATIVES HAVE NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO:

(a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS;

(b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER; AND

(c) THE ENVIRONMENTAL CONDITION OF THE ASSETS.

EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, PARTNER, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF THEIR AFFILIATES.

EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF

FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT (EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT) THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE OWNED BY THE COMPANY ENTITIES (AND THUS ACCEPTED BY BUYER) AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 12.2 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article 4, and not on any other representations or warranties of Seller or any other Person.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Expenses. Except as otherwise provided in this Agreement or any document to be executed pursuant hereto, regardless of whether the transactions contemplated by this Agreement occur, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the transactions contemplated hereby, and neither Party shall be entitled to any reimbursement for such expenses from the other Party. For the avoidance of doubt, no Company Entity shall pay or otherwise be responsible for any cost or expense incurred in connection with the negotiation, execution, delivery or performance of this Agreement, Seller shall be responsible for the Seller and Company Transaction Costs and Expenses and Buyer shall be responsible for the Buyer Transaction Costs and Expenses.

Section 13.2 Document Retention. As used in this Section 13.2, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives, at Seller’s expense, to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at its expense.

Section 13.3 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, as well as the Assignment, the Seller Notes (if any), the Indemnity Escrow Agreement (if applicable), and the other documents executed and delivered in connection herewith, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.4 Amendments; Supplements to Schedules. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by both Parties and specifically referencing this Agreement and identified as a supplement, amendment, alteration, modification or waiver; provided, that Seller may unilaterally amend or supplement any Schedule (or add a new Schedule) by delivery of such amendment, supplement or new Schedule to Buyer in writing, if such amendment, supplement or new Schedule is based on events or matters that arise after the date of this Agreement and that are expressly permitted to occur under Article 6, and this Agreement shall be deemed amended by any such amended, supplemented or new Schedule as of the date of delivery thereof.

Section 13.5 Waiver. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 13.6 Publicity. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable law or stock exchange requirements.

Section 13.7 No Third Party Beneficiaries. Except as provided in Section 6.7, Section 11.1 and Section 11.2, nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third Person beneficiary contract. Except as set forth in Section 6.7, the provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner of the sole member of Buyer, or any other Person, shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 13.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law otherwise, by any Party without the prior written consent of the other Parties (which consent not to be unreasonably denied, withheld or delayed), and any attempted assignment without such consent shall be void; provided, that Buyer may assign the right to receive the Company Interests hereunder in whole or in part to any of its Affiliates. Any assignment by any Party as permitted hereby shall not relieve such Party from any Liability hereunder.

Section 13.9 Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Dallas County, Texas over any dispute between the Parties arising out of this Agreement or the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transactions contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by a suit on the judgment or any other manner provided by law. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 13.10 Specific Performance. The Parties acknowledge and agree that the remedy of specific performance shall be available to (a) Buyer in the event that Seller or the Company willfully breaches this Agreement and (b) Seller in the event that Buyer willfully breaches this Agreement.

Section 13.11 Notices. Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the respective address of the applicable Party set forth below. Any such notice shall be effective only upon receipt; provided that notice given by facsimile transmission shall be confirmed by appropriate answer-back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.

Seller:

Rise Energy Partners, LP
909 Lake Carolyn Parkway, Suite 200 Irving, Texas 75039
Attention: Dickie D. Hunter
Phone: (972) 556-2950
Fax: (972) 556-2953

Buyer:

Memorial Production Operating LLC c/o Memorial Production Partners GP LLC
1301 McKinney Street, Suite 2100
Houston, TX 77010
Attention: General Counsel
Fax: (713) 588-8301

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 13.12 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to affect their original intention as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.13 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.14 Counterpart Execution. This Agreement may be executed in any number of counterparts. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. No Party shall be bound until all Parties have executed a counterpart. Facsimile or other electronic copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 13.15 Further Assurances. After Closing, each Party shall take such further actions and execute, acknowledge and deliver, without further consideration, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

RISE ENERGY PARTNERS, LP

By: Rise Energy Partners GP, LLC,
its general partner

By:	/s/ Dickie D. Hunter
Name:	Dickie D. Hunter
Title:	Chief Financial Officer

BUYER:

MEMORIAL PRODUCTION OPERATING LLC

By: Memorial Production Partners LP, its sole member
By: Memorial Production Partners GP LLC, its general partner

By:	/s/ John A. Weinzierl
Name:	John A. Weinzierl
Title:	President & Chief Executive Officer

Purchase and Sale Agreement

Signature Page

EXHIBIT M-1

(See Attached)

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[SETOFF]

PROMISSORY NOTE

$	December , 2012

On November 19, 2012, Memorial Production Operating LLC (“Buyer”) entered into that certain Purchase and Sale Agreement (the “PSA”) with Rise Energy Partners, LP (“Seller” and, together with Buyer, the “Parties”). On the date hereof, as part of the purchase price paid to Seller at the closing of the transactions contemplated by the PSA, Buyer hereby makes this Promissory Note (this “Note”) in favor of Seller, and the guarantors listed on the final pages of this Note (the “Guarantors”) hereby guarantee Buyer’s obligations under this Note. Any capitalized term used but not defined in this Note shall have the definition given such term in the PSA.

On April     , 2014 (the “Maturity Date”), for value received, Buyer, having an office at 1301 McKinney Street, Suite 2100, Houston, Texas 77010, promises to pay to the order of Seller, having an office at 909 Lake Carolyn Parkway, Suite 200, Irving, Texas 75039, at such office of Seller or at such other place as Seller may from time to time appoint in writing, the principal sum of [            ] Million and 00/100 ($[            ]) Dollars (the “Initial Principal Amount”) or such lesser or greater amount as may then be the aggregate unpaid principal balance hereunder, in each case subject to the terms of this Note.

Subject to the immediately following paragraph, Buyer also promises to pay interest (computed on the basis of a 360 day year for actual days elapsed) at said office in like money on the unpaid principal balance hereunder from time to time outstanding at a rate per annum as follows:

(a) From and including the date hereof, through and including [June 30, 2013], 8%;

(b) Beginning on [July 1, 2013] and through and including the Maturity Date, 12%; and

(c) Notwithstanding the foregoing, during the existence and continuation of any Event of Default at any time, 16%.

provided, however, that in no event shall the interest rate hereunder be in excess of the maximum rate of interest permitted under applicable law. Interest payable under this Note shall accrue from and including the date hereof, until this Note is paid in full, and shall be payable on the last Business Day of each calendar quarter (beginning on March 29, 2013) until the entire principal balance hereunder is repaid.

Notwithstanding anything to the contrary herein, and except on the Maturity Date, if at any time that interest is due hereunder (i) the cash payment of such interest at such time would cause Available Cash (as such term is defined in the First Amended and Restated Agreement of Limited Partnership (as in existence on the date hereof, the “MEMP LP Agreement”) of Memorial Production Partners LP (“MEMP”)) to be insufficient for MEMP to distribute Available Cash in respect of its then-outstanding

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limited partner interests on the next distribution date in an amount equal to $[    ] per Unit (as such term is defined in the MEMP LP Agreement) and (ii) to the extent such insufficient Available Cash is not (A) caused by the establishment or increase of any cash reserves by the General Partner (as defined in the MEMP LP Agreement) other than any such establishment or increase unanimously approved by the Board of Directors (as defined in the MEMP LP Agreement) or (B) caused by cash expenditures on capital projects or acquisitions other than capital projects or acquisitions unanimously approved by the Board of Directors (as defined in the MEMP LP Agreement), then in such case Buyer shall pay Seller only such amount of interest as would permit Available Cash to be sufficient to pay such distributions, and the remainder of the interest that would otherwise be payable will be added to the then-outstanding principal balance hereunder and shall accrue interest beginning on the date the applicable interest payment which is not being made in full was originally due. For the avoidance of doubt, no such additional amount added to the outstanding principal balance shall be available to be set off pursuant to Section 4 below.

All payments made in connection with this Note shall be in lawful money of the United States in immediately available funds. All such payments shall be applied first to the payment of accrued interest, and the balance on account of outstanding principal.

In addition to the obligations set forth above, the Parties hereby agree as follows:

1. Revolving Credit Facility. Seller acknowledges that Buyer, as borrower, is party to that certain Credit Agreement dated as of December 14, 2011 (as amended, the “Buyer Revolver”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, BNP Paribas, Citibank, N.A., and Comerica Bank, as co-documentation agents, and the other lenders party thereto. Contemporaneous with the execution and delivery of this Note, Seller has entered into that certain Intercreditor Agreement with Wells Fargo and the other lenders under the Buyer Revolver substantially in the form attached hereto as Annex A.

2. Early Repayment. Buyer will have the right to prepay any or all of the principal outstanding under this Note at any time and from time to time, on any Business Day, in accordance with the terms of this Note; provided, however, that Buyer shall not, and shall not be required to, repay the principal of the Note at any time prior to the Maturity Date unless and until the promissory note made by Buyer on the date hereof in original principal amount $ [            ] is repaid in full.

3. Mandatory Prepayment. If Buyer or MEMP sells for cash any debt securities or any equity securities, or sells all or substantially all of the assets of Buyer or MEMP, before the entire principal balance outstanding and accrued interest hereunder is paid in full, then within five Business Days after the closing of any such transaction, Buyer will apply the net proceeds of such transaction to the repayment of amounts outstanding hereunder in accordance with the terms of this Note. For the avoidance of doubt, borrowings under the Buyer Revolver shall not constitute a sale of debt securities for purposes of the previous sentence.

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4. Right of Setoff.

(a) Buyer is expressly entitled to set off against the Initial Principal Amount any amount then owed to it pursuant to Section 11.2 of the PSA pursuant to the terms hereof. As used herein, the term “Remaining Initial Principal Amount” shall mean at any time (i) the Initial Principal Amount minus (ii) the aggregate amount (if any) that the principal outstanding under this Note has been reduced at such time under Section 4(b) minus (iii) the aggregate amount (if any) that the principal outstanding under this Note has been reduced at such time as a result of payments by Buyer into the Indemnity Escrow Account.

(b) With respect to any claim for indemnification for which notice is delivered to Seller by Buyer pursuant to Section 11.4(a) of the PSA on or before December     , 2013 (the “Survival Date”) and that is subject to indemnification by Seller (i.e., to the extent that the Deductible, if applicable, has been met and to the extent not in excess of the Indemnity Cap, if applicable):

(i) Such notice (the “Notice of Claim”) shall also include the amount of Losses incurred to date by Buyer Indemnitees with respect to such claim plus a good faith reasonable estimate by Buyer Indemnitees of expected future Losses (collectively, the “Claimed Amount”).

(ii) If Seller disputes (in good faith) Buyer’s right to indemnification with respect to such claim or the amount of the Claimed Amount, Seller may, no later than 10 Business Days after delivery to Seller of the Notice of Claim, deliver to Buyer a notice identifying the grounds, amount of and basis of such dispute (a “Dispute Notice”). If Seller does not deliver the Dispute Notice to Buyer within such 10 Business Day period, Seller shall be conclusively deemed to have agreed that the full Claimed Amount may be set off against the Remaining Initial Principal Amount, and the outstanding principal balance under this Note shall accordingly be reduced by the Claimed Amount (except to the extent that such reduction causes the Remaining Initial Principal Amount to be less than zero).

(iii) If Seller delivers a Dispute Notice to Buyer within such 10 Business Day period, and such Dispute Notice includes Seller’s acknowledgment that Buyer is entitled to indemnification with respect to the applicable Notice of Claim, but for an amount of Losses less than the Claimed Amount (“Admitted Liability”), then the outstanding principal balance under this Note shall be reduced by the Admitted Liability (except to the extent that such reduction causes the Remaining Initial Principal Amount to be less than zero), which setoff shall not be deemed to be made in full satisfaction of the Loss in the applicable Notice of Claim, but shall count toward partial satisfaction of the Loss in such Notice of Claim.

(iv) If Seller timely delivers a Dispute Notice within such 10 Business Day period, and such Dispute Notice indicates that Seller disputes all or a

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portion of the Claimed Amount (the “Contested Amount”), Seller and Buyer shall promptly attempt in good faith to resolve such dispute related to the Contested Amount. If Seller and Buyer resolve such dispute (the amount the Parties agree upon for set off being referred to as the “Agreed Setoff Amount”), such resolution shall be binding upon Seller and Buyer and a settlement agreement shall be executed and delivered by Seller and Buyer on mutually agreeable terms. Upon execution and delivery of such settlement agreement, the outstanding principal balance under this Note shall be reduced by the Agreed Setoff Amount (except to the extent that such reduction causes the Remaining Initial Principal Amount to be less than zero). If Seller and Buyer are unable to resolve such dispute within 30 days after delivery to Buyer of the Dispute Notice, then, subject in all events to Section 13.9 of the PSA, either Seller or Buyer shall have the right to initiate litigation regarding the Loss relating to the Contested Amount and/or the amount to be paid to Seller on the Maturity Date or the prepayment of the Note. Upon the receipt of a final, non-appealable order from a court of the State of Texas or a federal court of the United States of America located in Dallas County, Texas or an appeals court having appellate authority over such Dallas County, Texas court (“Court Order”) directing a setoff against the Remaining Initial Principal Amount and/or a payment of all or a portion of the Remaining Initial Principal Amount to Seller, the Seller and Buyer shall jointly take such action pursuant to the Court Order. All interest accrued on any portion of the Initial Principal Amount between the date of delivery of the applicable Notice of Claim and the date on which the Initial Principal Amount is reduced by such portion pursuant to the right of setoff in this Section 4 shall be for the benefit of Seller and shall be paid to Seller in accordance with the terms of this Note based upon accrual up to and including the date of setoff. Section 11.6 of the PSA is specifically incorporated herein.

(c) If on the Maturity Date, (i) the Remaining Initial Principal Amount is greater than zero, (ii) Buyer had delivered on or prior to the Survival Date a Notice of Claim with respect to any matter(s) and (iii) there is an outstanding Contested Amount related to such Notice of Claim that has not been resolved, Buyer shall pay the Contested Amount, up to the Remaining Initial Principal Amount, to the Indemnity Escrow Account as set forth in Section 5(b) hereof.

5. Payment into Indemnity Escrow Account.

(a) If Buyer exercises its right to prepay, or is obligated to pay, any principal, interest or other amount outstanding hereunder prior to the Survival Date, to the extent that the amount to be paid by Buyer constitutes all or a portion of the Remaining Initial Principal Amount at such time, such amount shall be paid by Buyer into the Indemnity Escrow Account pursuant to the terms hereof and, if not already executed and delivered, Buyer and Seller shall execute and deliver counterparts of the Indemnity Escrow Agreement in connection therewith. The outstanding principal balance under this Note shall be reduced by the amount paid into the Indemnity Escrow Account. All other principal, all outstanding interest and all other amounts outstanding shall be delivered to Seller pursuant to the terms hereof. To the extent that any amount paid into the Indemnity Escrow Account constitutes a Contested Amount and the time period in Section 4(b)(iv)

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above for good faith attempted resolution of the Contested Amount has not expired, the Parties will continue to attempt to resolve such dispute in accordance with Section 4(b)(iv). If Seller and Buyer are unable to resolve such dispute within 30 days after delivery to Buyer of the Dispute Notice, then, subject in all events to Section 13.9 of the PSA, either Seller or Buyer shall have the right to initiate litigation regarding the Loss relating to the Contested Amount and/or the amount to be paid to Seller on the prepayment of the Note and resolve such dispute and make such distributions pursuant to the terms of the Indemnity Escrow Agreement.

(b) If after the Survival Date, (i) Buyer exercises its right to prepay, or is obligated to pay (including on the Maturity Date), any principal, interest or other amount outstanding hereunder, (ii) the Remaining Initial Principal Amount is greater than zero, (iii) Buyer had delivered on or prior to the Survival Date a Notice of Claim with respect to any matter(s) and (iv) there is an outstanding Contested Amount related to such Notice of Claim that has not been resolved, then Buyer shall pay the Contested Amount, up to the Remaining Initial Principal Amount, into the Indemnity Escrow Account (and if not already executed and delivered, Buyer and Seller shall execute and deliver counterparts of the Indemnity Escrow Agreement in connection therewith). All other principal, all outstanding interest and all other amounts shall be paid to Seller pursuant to the terms hereof. To the extent that any amount paid into the Indemnity Escrow Account constitutes a Contested Amount and the time period in Section 4(b)(iv) above for good faith attempted resolution of the Contested Amount has not expired, the Parties will continue to attempt to resolve such dispute in accordance with Section 4(b)(iv). If Seller and Buyer are unable to resolve such dispute within 30 days after delivery to Buyer of the Dispute Notice, then, subject in all events to Section 13.9 of the PSA, either Seller or Buyer shall have the right to initiate litigation regarding the Loss relating to the Contested Amount and/or the amount to be paid to Seller on the Maturity Date or the prepayment of the Note and resolve such dispute and make such distributions pursuant to the terms of the Indemnity Escrow Agreement.

(c) Any amount paid into the Indemnity Escrow Account shall no longer be owed or outstanding under this Note.

6. Representations and Warranties. Buyer hereby represents and warrants that as of the date hereof, (a) all of the representations and warranties contained in the Buyer Revolver are true and correct in all material respects as though made on and as of the date hereof (unless made as of a specific earlier date, in which case, was true as of such date) and (b) no Defaults (as such term is defined in the Buyer Revolver) exist under the Buyer Revolver or will after giving effect to the execution and delivery of this Note.

7. Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

(a) Buyer shall fail to pay any principal outstanding hereunder when and as the same shall become due and payable;

6

(b) Buyer shall fail to pay any interest or any other amount (other than principal) due hereunder when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days (for the sake of clarity, the addition of interest to the principal hereof in accordance with the fourth paragraph of this Note shall not constitute a failure to pay interest);

(c) Buyer shall fail to observe or perform any covenant contained in this Note, and such failure shall continue unremedied for a period of ten (10) Business Days after the earlier to occur of (i) notice thereof from Seller to Buyer or (B) an officer of Buyer otherwise becoming aware of such default; or

(d) An Event of Default shall have occurred and be continuing under the Buyer Revolver.

8. Remedies. In the case of an Event of Default, at any time during the continuance of such Event of Default, (a) Seller may declare (by written notice to Buyer) the entire principal amount outstanding hereunder to be due and payable in whole or in part, and such amounts then declared due and payable shall be paid pursuant to Section 5(a) or 5(b), as applicable, and (b) Seller shall have all other rights and remedies available at law and equity.

9. Covenants.

(a) Buyer will not extend the maturity date of the Buyer Revolver without the consent of Seller.

(b) Buyer will not, and will not permit any Guarantor to, incur, create, assume or suffer to exist any Debt (as defined in the Buyer Revolver) that is senior to or pari passu with the obligations under this Note, or any secured Debt (as defined in the Buyer Revolver), other than in each case Debt permitted under Sections 9.02(a), (b), (c), (d), or (e) of the Buyer Revolver.

(c) Buyer will provide to Seller, promptly after providing the same to the Administrative Agent (as defined in the Buyer Revolver), copies of the information delivered to the Administrative Agent (as defined in the Buyer Revolver) pursuant to Section 8.01 of the Buyer Revolver.

10. Fees and Expenses. Seller shall be responsible for its own costs and expenses incurred in connection with this Note, except that Buyer shall reimburse Seller for any third party out-of-pocket costs incurred by Seller to enforce its rights under this Note after an Event of Default.

11. Indemnification. Buyer shall, to the fullest extent permitted by law, indemnify and hold harmless each Seller Indemnitee from and against any and all Losses arising out of or in connection with any investigation, litigation or proceeding (whether or not any Seller Indemnitee is a party) arising out of, related to or in connection with this Note, other than (a) Losses resulting from a Seller Indemnitee’s gross negligence or willful misconduct, (b) Losses for which Seller is responsible pursuant to Section 11.2 of the PSA,

7

(c) Losses incurred by a Seller Indemnitee in connection with or as a result of such Seller Indemnitee’s ownership and/or control of Buyer, or (d) costs and expenses incurred by a Seller Indemnitee in connection with the contesting, negotiation and/or resolution of any Contested Amount. THE PARTIES RECOGNIZE THAT THIS PROVISION MAY RELIEVE A SELLER INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY SUCH SELLER INDEMNITEE, AND SUCH SELLER INDEMNITEE MAY BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.

12. PSA. This Note is subject to all of the terms and conditions contained in the PSA. In the event of a conflict between the terms hereof and those in the PSA, the terms of the PSA shall control.

13. Miscellaneous.

(a) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms “herein,” “hereof,” “hereby,” and “hereunder,” and other similar terms refer to this Note as a whole and not only to the particular Section or subdivision in which any such terms may be employed. The terms “include”, “includes”, and “including” shall be deemed to be followed by “without limitation”. The plural shall be deemed to include the singular, and vice versa.

(b) This Note, the PSA and the Indemnity Escrow Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

(c) No supplement, amendment, alteration, modification or waiver of this Note shall be binding unless executed in writing by both Parties and specifically referencing this Note and identified as a supplement, amendment, alteration, modification or waiver.

(d) Except as expressly set forth in Section 11 above, nothing in this Note shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Note shall otherwise not be construed as a third Person beneficiary contract. Except as expressly set forth in Section 11 above, the provisions of this Note are enforceable solely by the Parties (including any permitted assignee), and no limited partner of the sole member of Buyer, or any other Person, shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Note.

(e) This Note shall be binding upon and inure to the benefit of each Party and their respective successors and permitted assigns. Neither this Note nor any of

8

the rights, interests or obligations hereunder may be assigned, by operation of law otherwise, by any Party without the prior written consent of the other Party (such consent not to be unreasonably denied, withheld or delayed), and any attempted assignment without such consent shall be void; provided, that Seller may assign the right to receive any payments hereunder in whole or in part to any of its Affiliates.

(f) This Note shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The Parties irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Dallas County, Texas over any dispute between the Parties arising out of this Note, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transactions contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by a suit on the judgment or any other manner provided by law. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

(g) Each Party shall take such further actions and execute, acknowledge and deliver, without further consideration, all such further documents as are reasonably requested by the other for carrying out the purposes of this Note.

(h) Any notice, communication, request, instruction or other document given or permitted by either Party hereunder shall be given in accordance with Section 13.11 of the PSA; provided, that with respect to any notice, communication, request, instruction or other document given by Buyer to Seller, a copy thereof (which shall not constitute notice) shall also be delivered to:

Natural Gas Partners

125 E. John Carpenter Freeway, Suite 600

Irving, Texas 75062

Attention: Jesse Bomer

Phone: (972) 432-1312.

[The next page is the signature page.]

9

BUYER:

MEMORIAL PRODUCTION OPERATING LLC
By: Memorial Production Partners LP, its sole member
By: Memorial Production Partners GP LLC, its general partner

By:
Name:
Title:

SELLER:

RISE ENERGY PARTNERS, LP
By: Rise Energy Partners GP, LLC,
its general partner

By:
Name:	Dickie D. Hunter
Title:	Chief Financial Officer

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GUARANTY

This guaranty (this “Guaranty”) is executed of even date with the foregoing Note by each of the entities listed on the signature pages hereto (each a “Guarantor” and collectively, “Guarantors”), for the benefit of Seller.

Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Note.

Each Guarantor will benefit, directly or indirectly, from Seller’s extension of credit to Buyer under the Note.

As an inducement to Seller to enter into the Note and to extend credit to Buyer, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantors hereby jointly and severally guarantee payment of the Guaranteed Obligations (hereinafter defined) and hereby agree as follows:

1. Guaranty of Payment. Each Guarantor hereby absolutely and unconditionally guarantees to Seller, jointly and severally, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future obligations under the Note, including, without limitation, all indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Buyer to Seller arising under the Note (including all renewals, extensions, modifications, amendments, and restatements thereof), all costs, attorneys’ fees and expenses incurred by Seller or its representatives in connection with the collection or enforcement thereof (excluding any costs, fees or expenses incurred by a Seller Indemnitee in connection with the contesting, negotiation and/or resolution of any Contested Amount), and (to the extent lawful) all present and future amounts that would become due but for the operation of §§ 502 or 506 or any other provision of Title 11 of the United States Code (as amended from time to time, the “Bankruptcy Code”) and all present and future accrued and unpaid interest, including, without limitation, all post-maturity interest and any post-petition interest in any proceeding under the Bankruptcy Code or similar debtor relief laws to which Buyer or any Guarantor becomes subject (collectively, the “Guaranteed Obligations”). Each Guarantor acknowledges and agrees that this Guaranty is subject to the provisions set forth in Sections 4 and 5 of the Note. Seller acknowledges that (i) the addition of interest to the principal of the Note in accordance with the terms of the Note shall not constitute a failure to pay interest on the Note and (ii) payments by or on behalf of the Buyer into the Indemnity Escrow Account in accordance with the terms of the Note shall constitute payments on the Note as provided in the Note.

2. Obligations Unconditional. The obligations of each Guarantor hereunder are absolute and unconditional, and shall not be affected by the genuineness, validity, regularity, or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability,

11

perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty. Notwithstanding any contrary provisions, it is the intention of Seller and each Guarantor that the amount of the Guaranteed Obligations guaranteed by each Guarantor by this Guaranty shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar laws applicable to any Guarantor. Accordingly, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under § 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

3. Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Each Guarantor waives diligence by Seller and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring Seller to exhaust any right or remedy or to take any action against Buyer, any other guarantor, or any other person, entity, or property before enforcing this Guaranty against any Guarantor.

4. No Setoff or Deductions. Except as set forth in Sections 4 and 5 of the Note, the Guaranteed Obligations may not be reduced, discharged, or released because or by reason of any existing or future offset, claim, or defense (except for the defense of complete and final payment of the Guaranteed Obligations) of Buyer or any other obligor against Seller or against payment of the Guaranteed Obligations, whether that offset, claim, or defense arises in connection with the Guaranteed Obligations or otherwise. Those claims and defenses include, without limitation, failure of consideration, breach of warranty, fraud, bankruptcy, incapacity/infancy, statute of limitations, lender liability, accord and satisfaction, usury, forged signatures, mistake, impossibility, frustration of purpose, and unconscionability.

5. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full.

6. Waiver of Notices. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment, notice of intent to accelerate, notice of acceleration, and any other notices to which any Guarantor might otherwise be entitled.

7. No Subrogation. No Guarantor shall exercise any right of subrogation, contribution, or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Seller or facilities provided by Seller with respect to the Guaranteed Obligations are terminated. If any

12

amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Seller and shall forthwith be paid to Seller to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

8. Waiver of Suretyship Defenses. Each Guarantor agrees that Seller may, at any time and from time to time, and without notice to Guarantors under this Guaranty, make any agreement with Buyer or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge, or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging, or otherwise affecting the obligations of any Guarantor under this Guaranty. Each Guarantor waives any defense of Buyer or any other guarantor, or the cessation from any cause whatsoever of the liability of Buyer, or any claim that any Guarantor’s obligations exceed or are more burdensome than those of Buyer and waives the benefit of any statute of limitations affecting the liability of any Guarantor hereunder. Each Guarantor waives any right to enforce any remedy which such Guarantor now has or may hereafter have against Buyer and waives any benefit of and any right to participate in any security now or hereafter held by Seller. Further, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded, or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Buyer or any other person or entity or otherwise, as if such payment had not been made and whether or not Seller is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

10. Subordination. Each Guarantor hereby expressly subordinates the payment of all obligations and indebtedness of Buyer owing to such Guarantor, whether now existing or hereafter arising and whether those obligations are (a) direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, (b) due or to become due to such Guarantor, (c) held by or are to be held by such Guarantor, (d) created directly or acquired by assignment or otherwise, or (e) evidenced in writing (the “Subordinated Debt”) to the indefeasible payment in full of all Guaranteed Obligations. Each Guarantor agrees not to accept any payment of such Subordinated Debt from Buyer if an Event of Default exists. If any Guarantor receives any payment of any Subordinated Debt in violation of the foregoing, then such Guarantor shall hold that payment in trust for Seller and promptly turn it over to Seller in the form received (with any necessary endorsements), to be applied in accordance with the Note, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

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11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy, or reorganization of Buyer or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by Guarantors immediately upon demand by Seller.

12. Expenses.

(a) Each Guarantor shall pay to Seller upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Seller may incur in connection with the preservation, protection, or enforcement of any rights of Seller under this Guaranty including in any case commenced by or against any Guarantor under the Bankruptcy Code or any similar or successor statute.

(b) The obligations of Guarantors under this Section 12 shall survive termination of this Guaranty.

13. Amendments. No amendment, modification, termination, or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor from the terms and conditions hereof, shall in any event be effective unless the same shall be in writing and signed by Seller and each Guarantor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14. Notices. Any notice or other communication herein required or permitted to be given shall be sent in writing to the addresses set forth on Schedule 1 attached hereto and shall be given in accordance with the provisions of Section 13.11 of the PSA.

15. No Waiver; Enforceability. No failure by Seller to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

16. Assignment. This Guaranty shall be binding upon and inure to the benefit of Seller and each Guarantor and their respective successors and permitted assigns. Neither this Guaranty nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably denied, withheld or delayed), and any attempted assignment without such consent shall be void; provided, that Seller may assign its rights and benefits hereunder in whole or in part to any of its Affiliates.

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17. Condition of Buyer. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Buyer such information concerning the financial condition, business, and operations of Buyer as such Guarantor may require, and that Seller shall not have any duty, and Guarantors are not relying on Seller at any time, to disclose to Guarantors any information relating to the business, operations, or financial condition of Buyer.

18. Terms, Covenants, and Conditions in Note. By execution hereof, each Guarantor covenants and agrees that certain terms, covenants, and conditions set forth in the Note are applicable to such Guarantor and shall be imposed upon such Guarantor, and each Guarantor covenants and agrees to promptly and properly perform, observe, and comply with each such term, covenant, or condition. In the event the Note shall cease to remain in effect for any reason whatsoever during any period when any part of the Guaranteed Obligations remains unpaid, the terms, covenants, and conditions of the Note incorporated herein by reference shall nevertheless continue in full force and effect as obligations of each Guarantor under this Guaranty.

19. Governing Law; Jurisdiction; Etc. This Guaranty is subject to the applicable provisions of Section 13(f) of the Note, including, without limitation, the provisions relating to GOVERNING LAW, JURISDICTION, VENUE, AND WAIVER OF JURY TRIAL, all of which are incorporated into this Guaranty by reference, and apply to each Guarantor the same as if set forth in this Guaranty verbatim.

20. Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

21. FINAL AGREEMENT. THIS GUARANTY, THE NOTE, THE INDEMNITY ESCROW AGREEMENT AND THE PSA CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[The next page is the signature page.]

15

Each Guarantor has caused this Guaranty to be duly executed and delivered as of the date first written above.

MEMORIAL PRODUCTION PARTNERS LP By: Memorial Production Partners GP LLC, its general partner By: Name: Title:

COLUMBUS ENERGY, LLC

By: Memorial Production Operating LLC, its

sole member

By: Memorial Production Partners LP, its sole

member

By: Memorial Production Partners GP LLC, its

general partner

By:

Name:

Title:

ETX I LLC By: Memorial Production Operating LLC, its sole member By: Memorial Production Partners LP, its sole member By: Memorial Production Partners GP LLC, its general partner By: Name: Title:

RISE ENERGY OPERATING, LLC

By: Memorial Production Operating LLC, its

sole member

By: Memorial Production Partners LP, its sole

member

By: Memorial Production Partners GP LLC, its

general partner

By:

Name:

Title:

[Signature pages continue.]

16

BETA OPERATING COMPANY, LLC

By: Rise Energy Operating, LLC, its sole

member

By: Memorial Production Operating LLC,

its sole member

By: Memorial Production Partners LP, its

sole member

By: Memorial Production Partners GP LLC,

its general partner

By:

Name:

Title:

RISE ENERGY BETA, LLC

By: Rise Energy Operating, LLC, its sole

member

By: Memorial Production Operating LLC, its

sole member

By: Memorial Production Partners LP, its sole

member

By: Memorial Production Partners GP LLC, its

general partner

By:

Name:

Title:

RISE ENERGY MINERALS, LLC

By: Rise Energy Operating, LLC, its sole

member

By: Memorial Production Operating LLC, its

sole member

By: Memorial Production Partners LP, its sole

member

By: Memorial Production Partners GP LLC, its

general partner

By:

Name:

Title:

17

Schedule 1

Addresses for Notice

Memorial Production Partners LP

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

Columbus Energy, LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

ETX I LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

Rise Energy Operating, LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

Beta Operating Company, LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

Rise Energy Beta, LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

Schedule 1

Rise Energy Minerals, LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

Schedule 1

Annex A

Intercreditor Agreement

Intentionally Omitted.

EXHIBIT M-2

(See Attached)

1

[NON-SETOFF]

PROMISSORY NOTE

$	December , 2012

On November 19, 2012, Memorial Production Operating LLC (“Buyer”) entered into that certain Purchase and Sale Agreement (the “PSA”) with Rise Energy Partners, LP (“Seller” and, together with Buyer, the “Parties”). On the date hereof, as part of the purchase price paid to Seller at the closing of the transactions contemplated by the PSA, Buyer hereby makes this Promissory Note (this “Note”) in favor of Seller, and the guarantors listed on the final pages of this Note (the “Guarantors”) hereby guarantee Buyer’s obligations under this Note. Any capitalized term used but not defined in this Note shall have the definition given such term in the PSA.

On April         , 2014 (the “Maturity Date”), for value received, Buyer, having an office at 1301 McKinney Street, Suite 2100, Houston, Texas 77010, promises to pay to the order of Seller, having an office at 909 Lake Carolyn Parkway, Suite 200, Irving, Texas 75039, at such office of Seller or at such other place as Seller may from time to time appoint in writing, the principal sum of [            ] Million and 00/100 ($[            ]) Dollars (the “Initial Principal Amount”) or such lesser or greater amount as may then be the aggregate unpaid principal balance hereunder, in each case subject to the terms of this Note.

Subject to the immediately following paragraph, Buyer also promises to pay interest (computed on the basis of a 360 day year for actual days elapsed) at said office in like money on the unpaid principal balance hereunder from time to time outstanding at a rate per annum as follows:

(a) From and including the date hereof, through and including [June 30, 2013], 8%;

(b) Beginning on [July 1, 2013] and through and including the Maturity Date, 12%; and

(c) Notwithstanding the foregoing, during the existence and continuation of any Event of Default at any time, 16%.

provided, however, that in no event shall the interest rate hereunder be in excess of the maximum rate of interest permitted under applicable law. Interest payable under this Note shall accrue from and including the date hereof, until this Note is paid in full, and shall be payable on the last Business Day of each calendar quarter (beginning on March 29, 2013) until the entire principal balance hereunder is repaid.

Notwithstanding anything to the contrary herein, and except on the Maturity Date, if at any time that interest is due hereunder (i) the cash payment of such interest at such time would cause Available Cash (as such term is defined in the First Amended and Restated Agreement of Limited Partnership (as in existence on the date hereof, the “MEMP LP Agreement”) of Memorial Production Partners LP (“MEMP”)) to be insufficient for MEMP to distribute Available Cash in respect of its then-outstanding

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limited partner interests on the next distribution date in an amount equal to $[__] per Unit (as such term is defined in the MEMP LP Agreement) and (ii) to the extent such insufficient Available Cash is not (A) caused by the establishment or increase of any cash reserves by the General Partner (as defined in the MEMP LP Agreement) other than any such establishment or increase unanimously approved by the Board of Directors (as defined in the MEMP LP Agreement) or (B) caused by cash expenditures on capital projects or acquisitions other than capital projects or acquisitions unanimously approved by the Board of Directors (as defined in the MEMP LP Agreement), then in such case Buyer shall pay Seller only such amount of interest as would permit Available Cash to be sufficient to pay such distributions, and the remainder of the interest that would otherwise be payable will be added to the then-outstanding principal balance hereunder and shall accrue interest beginning on the date the applicable interest payment which is not being made in full was originally due.

All payments made in connection with this Note shall be in lawful money of the United States in immediately available funds, without counterclaim or setoff and free and clear of and without any deduction or withholding for any taxes or other payments. All such payments shall be applied first to the payment of accrued interest, and the balance on account of outstanding principal.

In addition to the obligations set forth above, the Parties hereby agree as follows:

1. Revolving Credit Facility. Seller acknowledges that Buyer, as borrower, is party to that certain Credit Agreement dated as of December 14, 2011 (as amended, the “Buyer Revolver”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, BNP Paribas, Citibank, N.A., and Comerica Bank, as co-documentation agents, and the other lenders party thereto. Contemporaneous with the execution and delivery of this Note, Seller has entered into that certain Intercreditor Agreement with Wells Fargo and the other lenders under the Buyer Revolver substantially in the form attached hereto as Annex A.

2. Early Repayment. Buyer will have the right to prepay any or all of the principal outstanding under this Note at any time and from time to time, on any Business Day.

3. Mandatory Prepayment. If Buyer or MEMP sells for cash any debt securities or any equity securities, or sells all or substantially all of the assets of Buyer or MEMP, before the entire principal balance outstanding and accrued interest hereunder is paid in full, then within five Business Days after the closing of any such transaction, Buyer will apply the net proceeds of such transaction to the repayment of amounts outstanding hereunder in accordance with the terms of this Note. For the avoidance of doubt, borrowings under the Buyer Revolver shall not constitute a sale of debt securities for purposes of the previous sentence.

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4. Representations and Warranties. Buyer hereby represents and warrants that as of the date hereof, (a) all of the representations and warranties contained in the Buyer Revolver are true and correct in all material respects as though made on and as of the date hereof (unless made as of a specific earlier date, in which case, was true as of such date) and (b) no Defaults (as such term is defined in the Buyer Revolver) exist under the Buyer Revolver or will after giving effect to the execution and delivery of this Note.

5. Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

(a) Buyer shall fail to pay any principal outstanding hereunder when and as the same shall become due and payable;

(b) Buyer shall fail to pay any interest or any other amount (other than principal) due hereunder when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days (for the sake of clarity, the addition of interest to the principal hereof in accordance with the fourth paragraph of this Note shall not constitute a failure to pay interest);

(c) Buyer shall fail to observe or perform any covenant contained in this Note, and such failure shall continue unremedied for a period of ten (10) Business Days after the earlier to occur of (i) notice thereof from Seller to Buyer or (B) an officer of Buyer otherwise becoming aware of such default; or

(d) An Event of Default shall have occurred and be continuing under the Buyer Revolver.

6. Remedies. In the case of an Event of Default, at any time during the continuance of such Event of Default, (a) Seller may declare (by written notice to Buyer) the entire principal amount outstanding hereunder to be due and payable in whole or in part, and (b) Seller shall have all other rights and remedies available at law and equity.

7. Covenants.

(a) Buyer will not extend the maturity date of the Buyer Revolver without the consent of Seller.

(b) Buyer will not, and will not permit any Guarantor to, incur, create, assume or suffer to exist any Debt (as defined in the Buyer Revolver) that is senior to or pari passu with the obligations under this Note, or any secured Debt (as defined in the Buyer Revolver), other than in each case Debt permitted under Sections 9.02(a), (b), (c), (d), or (e) of the Buyer Revolver.

(c) Buyer will provide to Seller, promptly after providing the same to the Administrative Agent (as defined in the Buyer Revolver), copies of the information delivered to the Administrative Agent (as defined in the Buyer Revolver) pursuant to Section 8.01 of the Buyer Revolver.

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8. Fees and Expenses. Seller shall be responsible for its own costs and expenses incurred in connection with this Note, except that Buyer shall reimburse Seller for any third party out-of-pocket costs incurred by Seller to enforce its rights under this Note after an Event of Default.

9. Indemnification. Buyer shall, to the fullest extent permitted by law, indemnify and hold harmless each Seller Indemnitee from and against any and all Losses arising out of or in connection with any investigation, litigation or proceeding (whether or not any Seller Indemnitee is a party) arising out of, related to or in connection with this Note, other than (a) Losses resulting from a Seller Indemnitee’s gross negligence or willful misconduct, (b) Losses incurred by a Seller Indemnitee in connection with or as a result of such Seller Indemnitee’s ownership and/or control of Buyer or (c) Losses for which Seller is responsible pursuant to Section 11.2 of the PSA. THE PARTIES RECOGNIZE THAT THIS PROVISION MAY RELIEVE A SELLER INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY SUCH SELLER INDEMNITEE, AND SUCH SELLER INDEMNITEE MAY BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.

10. PSA. This Note is subject to all of the terms and conditions contained in the PSA. In the event of a conflict between the terms hereof and those in the PSA, the terms of the PSA shall control.

11. Miscellaneous.

(a) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms “herein,” “hereof,” “hereby,” and “hereunder,” and other similar terms refer to this Note as a whole and not only to the particular Section or subdivision in which any such terms may be employed. The terms “include”, “includes”, and “including” shall be deemed to be followed by “without limitation”. The plural shall be deemed to include the singular, and vice versa.

(b) This Note and the PSA constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

(c) No supplement, amendment, alteration, modification or waiver of this Note shall be binding unless executed in writing by both Parties and specifically referencing this Note and identified as a supplement, amendment, alteration, modification or waiver.

(d) Except as expressly set forth in Section 9 above, nothing in this Note shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Note shall

5

otherwise not be construed as a third Person beneficiary contract. Except as expressly set forth in Section 9 above, the provisions of this Note are enforceable solely by the Parties (including any permitted assignee), and no limited partner of the sole member of Buyer, or any other Person, shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Note.

(e) This Note shall be binding upon and inure to the benefit of each Party and their respective successors and permitted assigns. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law otherwise, by any Party without the prior written consent of the other Party (such consent not to be unreasonably denied, withheld or delayed), and any attempted assignment without such consent shall be void; provided, that Seller may assign the right to receive any payments hereunder in whole or in part to any of its Affiliates.

(f) This Note shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The Parties irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Dallas County, Texas over any dispute between the Parties arising out of this Note, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transactions contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by a suit on the judgment or any other manner provided by law. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

(g) Each Party shall take such further actions and execute, acknowledge and deliver, without further consideration, all such further documents as are reasonably requested by the other for carrying out the purposes of this Note.

(h) Any notice, communication, request, instruction or other document given or permitted by either Party hereunder shall be given in accordance with Section 13.11 of the PSA; provided, that with respect to any notice, communication, request, instruction or other document given by Buyer to Seller, a copy thereof (which shall not constitute notice) shall also be delivered to:

Natural Gas Partners

125 E. John Carpenter Freeway, Suite 600

Irving, Texas 75062

Attention: Jesse Bomer

Phone: (972) 432-1312.

6

[The next page is the signature page.]

7

BUYER: MEMORIAL PRODUCTION OPERATING LLC By: Memorial Production Partners LP, its sole member By: Memorial Production Partners GP LLC, its general partner

By:
Name: Title:

SELLER: RISE ENERGY PARTNERS, LP By: Rise Energy Partners GP, LLC, its general partner

By:
Name: Title:	Dickie D. Hunter Chief Financial Officer

8

GUARANTY

This guaranty (this “Guaranty”) is executed of even date with the foregoing Note by each of the entities listed on the signature pages hereto (each a “Guarantor” and collectively, “Guarantors”), for the benefit of Seller.

Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Note.

Each Guarantor will benefit, directly or indirectly, from Seller’s extension of credit to Buyer under the Note.

As an inducement to Seller to enter into the Note and to extend credit to Buyer, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantors hereby jointly and severally guarantee payment of the Guaranteed Obligations (hereinafter defined) and hereby agree as follows:

1. Guaranty of Payment. Each Guarantor hereby absolutely and unconditionally guarantees to Seller, jointly and severally, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future obligations under the Note, including, without limitation, all indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Buyer to Seller arising under the Note (including all renewals, extensions, modifications, amendments, and restatements thereof), all costs, attorneys’ fees and expenses incurred by Seller or its representatives in connection with the collection or enforcement thereof all present and future amounts that would become due but for the operation of §§ 502 or 506 or any other provision of Title 11 of the United States Code (as amended from time to time, the “Bankruptcy Code”) and all present and future accrued and unpaid interest, including, without limitation, all post-maturity interest and any post-petition interest in any proceeding under the Bankruptcy Code or similar debtor relief laws to which Buyer or any Guarantor becomes subject (collectively, the “Guaranteed Obligations”). Seller acknowledges that the addition of interest to the principal of the Note in accordance with the terms of the Note shall not constitute a failure to pay interest on the Note.

2. Obligations Unconditional. The obligations of each Guarantor hereunder are absolute and unconditional, and shall not be affected by the genuineness, validity, regularity, or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty. Notwithstanding any contrary provisions, it is the intention of Seller and each Guarantor that the amount of the Guaranteed Obligations guaranteed by each Guarantor by this Guaranty shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar laws

9

applicable to any Guarantor. Accordingly, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under § 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

3. Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Each Guarantor waives diligence by Seller and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring Seller to exhaust any right or remedy or to take any action against Buyer, any other guarantor, or any other person, entity, or property before enforcing this Guaranty against any Guarantor.

4. No Setoff or Deductions. The Guaranteed Obligations may not be reduced, discharged, or released because or by reason of any existing or future offset, claim, or defense (except for the defense of complete and final payment of the Guaranteed Obligations) of Buyer or any other obligor against Seller or against payment of the Guaranteed Obligations, whether that offset, claim, or defense arises in connection with the Guaranteed Obligations or otherwise. Those claims and defenses include, without limitation, failure of consideration, breach of warranty, fraud, bankruptcy, incapacity/infancy, statute of limitations, lender liability, accord and satisfaction, usury, forged signatures, mistake, impossibility, frustration of purpose, and unconscionability.

5. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full.

6. Waiver of Notices. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment, notice of intent to accelerate, notice of acceleration, and any other notices to which any Guarantor might otherwise be entitled.

7. No Subrogation. No Guarantor shall exercise any right of subrogation, contribution, or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Seller or facilities provided by Seller with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Seller and shall forthwith be paid to Seller to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

8. Waiver of Suretyship Defenses. Each Guarantor agrees that Seller may, at any time and from time to time, and without notice to Guarantors under this Guaranty, make any agreement with Buyer or with any other person or entity liable on any of the

10

Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge, or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging, or otherwise affecting the obligations of any Guarantor under this Guaranty. Each Guarantor waives any defense of Buyer or any other guarantor, or the cessation from any cause whatsoever of the liability of Buyer, or any claim that any Guarantor’s obligations exceed or are more burdensome than those of Buyer and waives the benefit of any statute of limitations affecting the liability of any Guarantor hereunder. Each Guarantor waives any right to enforce any remedy which such Guarantor now has or may hereafter have against Buyer and waives any benefit of and any right to participate in any security now or hereafter held by Seller. Further, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded, or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Buyer or any other person or entity or otherwise, as if such payment had not been made and whether or not Seller is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

10. Subordination. Each Guarantor hereby expressly subordinates the payment of all obligations and indebtedness of Buyer owing to such Guarantor, whether now existing or hereafter arising and whether those obligations are (a) direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, (b) due or to become due to such Guarantor, (c) held by or are to be held by such Guarantor, (d) created directly or acquired by assignment or otherwise, or (e) evidenced in writing (the “Subordinated Debt”) to the indefeasible payment in full of all Guaranteed Obligations. Each Guarantor agrees not to accept any payment of such Subordinated Debt from Buyer if an Event of Default exists. If any Guarantor receives any payment of any Subordinated Debt in violation of the foregoing, then such Guarantor shall hold that payment in trust for Seller and promptly turn it over to Seller in the form received (with any necessary endorsements), to be applied in accordance with the Note, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy, or reorganization of Buyer or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by Guarantors immediately upon demand by Seller.

12. Expenses.

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(a) Each Guarantor shall pay to Seller upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Seller may incur in connection with the preservation, protection, or enforcement of any rights of Seller under this Guaranty including in any case commenced by or against any Guarantor under the Bankruptcy Code or any similar or successor statute.

(b) The obligations of Guarantors under this Section 12 shall survive termination of this Guaranty.

13. Amendments. No amendment, modification, termination, or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor from the terms and conditions hereof, shall in any event be effective unless the same shall be in writing and signed by Seller and each Guarantor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14. Notices. Any notice or other communication herein required or permitted to be given shall be sent in writing to the addresses set forth on Schedule 1 attached hereto and shall be given in accordance with the provisions of Section 13.11 of the PSA.

15. No Waiver; Enforceability. No failure by Seller to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

16. Assignment. This Guaranty shall be binding upon and inure to the benefit of Seller and each Guarantor and their respective successors and permitted assigns. Neither this Guaranty nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably denied, withheld or delayed), and any attempted assignment without such consent shall be void; provided, that Seller may assign its rights and benefits hereunder in whole or in part to any of its Affiliates.

17. Condition of Buyer. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Buyer such information concerning the financial condition, business, and operations of Buyer as such Guarantor may require, and that Seller shall not have any duty, and Guarantors are not relying on Seller at any time, to disclose to Guarantors any information relating to the business, operations, or financial condition of Buyer.

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18. Terms, Covenants, and Conditions in Note. By execution hereof, each Guarantor covenants and agrees that certain terms, covenants, and conditions set forth in the Note are applicable to such Guarantor and shall be imposed upon such Guarantor, and each Guarantor covenants and agrees to promptly and properly perform, observe, and comply with each such term, covenant, or condition. In the event the Note shall cease to remain in effect for any reason whatsoever during any period when any part of the Guaranteed Obligations remains unpaid, the terms, covenants, and conditions of the Note incorporated herein by reference shall nevertheless continue in full force and effect as obligations of each Guarantor under this Guaranty.

19. Governing Law; Jurisdiction; Etc. This Guaranty is subject to the applicable provisions of Section 11(f) of the Note, including, without limitation, the provisions relating to GOVERNING LAW, JURISDICTION, VENUE, AND WAIVER OF JURY TRIAL, all of which are incorporated into this Guaranty by reference, and apply to each Guarantor the same as if set forth in this Guaranty verbatim.

20. Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

21. FINAL AGREEMENT. THIS GUARANTY, THE NOTE, AND THE PSA CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[The next page is the signature page.]

13

Each Guarantor has caused this Guaranty to be duly executed and delivered as of the date first written above.

MEMORIAL PRODUCTION PARTNERS LP By: Memorial Production Partners GP LLC, its general partner By: Name: Title:

COLUMBUS ENERGY, LLC

By: Memorial Production Operating LLC, its

sole member

By: Memorial Production Partners LP, its sole

member

By: Memorial Production Partners GP LLC, its

general partner

By:

Name:

Title:

ETX I LLC By: Memorial Production Operating LLC, its sole member By: Memorial Production Partners LP, its sole member By: Memorial Production Partners GP LLC, its general partner By: Name: Title:

RISE ENERGY OPERATING, LLC

By: Memorial Production Operating LLC, its

sole member

By: Memorial Production Partners LP, its sole

member

By: Memorial Production Partners GP LLC, its

general partner

By:

Name:

Title:

BETA OPERATING COMPANY, LLC

By: Rise Energy Operating, LLC, its sole

member

By: Memorial Production Operating LLC,

its sole member

By: Memorial Production Partners LP, its

sole member

By: Memorial Production Partners GP LLC,

its general partner

By:

Name:

Title:

RISE ENERGY BETA, LLC

By: Rise Energy Operating, LLC, its sole

member

By: Memorial Production Operating LLC, its

sole member

By: Memorial Production Partners LP, its sole

member

By: Memorial Production Partners GP LLC, its

general partner

By:

Name:

Title:

14

RISE ENERGY MINERALS, LLC

By: Rise Energy Operating, LLC, its sole

member

By: Memorial Production Operating LLC, its

sole member

By: Memorial Production Partners LP, its sole

member

By: Memorial Production Partners GP LLC, its

general partner

By:

Name:

Title:

15

Schedule 1

Addresses for Notice

Memorial Production Partners LP

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

Columbus Energy, LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

ETX I LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

Rise Energy Operating, LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

Beta Operating Company, LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

Rise Energy Beta, LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

16

Rise Energy Minerals, LLC

c/o Memorial Resource Development LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Fax: (713) 588-8301

17

Annex A

Intercreditor Agreement

Intentionally Omitted.